Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ENDI CORP.,

CROSSINGBRIDGE ADVISORS, LLC,

ZELDA MERGER SUB 1, INC.,

ZELDA MERGER SUB 2, LLC,

ENTERPRISE DIVERSIFIED, INC.

and

COHANZICK MANAGEMENT, L.L.C.

Dated as of December 29, 2021

Exhibits

Exhibit A - Cohanzick Services Agreement

Exhibit B - Stockholder Agreement

Exhibit C - Voting Agreement

Exhibit D - Registration Rights Agreement

Exhibit E-1 - Amended and Restated Articles of Incorporation of Pubco

Exhibit E-2 - Amended and Restated Bylaws of Pubco

Exhibit F-1 - Form of Warrant W-1

Exhibit F-2 - Form of Warrant W-2

Exhibit G - Additional Purchase Subscription Agreement

Exhibit H-1 - Amended and Restated Certificate of Incorporation of Parent

Exhibit H-2 - Amended and Restated Bylaws of Parent

Exhibit I - Form of Director and Officer Resignation

Exhibit J - Form of Side Letter

Exhibit K - Form of Assignment and Assumption of Employment Agreement and Offer Letter

Schedules

Schedule 1.1 – Shareholder Parties to Voting Agreement

Schedule 1.2 – Parties to Voting and Support Agreement

Schedule 1.1(c) – First Merger Surviving Directors

Schedule 1.1(d) – First Merger Surviving Officers

Schedule 1.2(d) – Second Merger Surviving Officers

Schedule 1.3 – Parent Directors and Officers at Closing

Schedule 7.2(a)(3) – Transfers to CBA and eBuild Ventures, LLC During Interim Period

Schedule 7.2(b) – Pubco Fees and Bonuses

Schedule 7.4(a) – Certain Parent Affiliates

Schedule 7.8 – Continuing Employees

Schedule 8.2(d) – CBA Required Consents

Schedule 8.3(d) – Pubco Required Consents

CBA Disclosure Letter

Pubco Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 29, 2021, by and among ENDI Corp., a Delaware corporation (“Parent”), Enterprise Diversified, Inc., a Nevada corporation (“Pubco”), Zelda Merger Sub 1, Inc., a Delaware corporation (“First Merger Sub”), Zelda Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”) and Cohanzick Management, L.L.C., a Delaware limited liability company (“CBA Member”). Each of Parent, First Merger Sub, Second Merger Sub, CBA and CBA Member is hereby known as a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, Parent, Pubco and CBA intend to effect a merger of First Merger Sub with and into Pubco (the “First Merger”) in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and Chapter 78 of Nevada Revised Statutes (the “NRS”). Upon consummation of the First Merger, First Merger Sub will cease to exist and Pubco will be the surviving company (in such capacity, “First Merger Surviving Company”) and become a wholly-owned Subsidiary of Parent;

WHEREAS, concurrently with the First Merger and as part of the same overall transaction, Second Merger Sub will merge with and into CBA (the “Second Merger” and, together with the First Merger, the “Merger”) in accordance with this Agreement and the Delaware Limited Liability Company Act (the “DLLCA”). Upon consummation of the Second Merger, Second Merger Sub will cease to exist and CBA (in such capacity, “Second Merger Surviving Company”, and with the First Merger Surviving Company, each a “Surviving Company” and collectively the “Surviving Companies”) will be the surviving company and become a wholly-owned Subsidiary of Parent;

WHEREAS, the Pubco Board has unanimously (a) approved the First Merger, with Pubco continuing as the First Merger Surviving Company after the Effective Time (as defined below), pursuant to which each share of common stock, par value $0.125 per share, of Pubco (the “Pubco Common Stock”) shall be converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Class A Common Stock”), which is in non-certificated book-entry form, upon the terms and subject to the conditions set forth in this Agreement, and the Second Merger, with CBA continuing as the Second Merger Surviving Company after the Effective Time, pursuant to which one hundred percent (100%) of the issued and outstanding membership interest in CBA shall be converted into the right to receive such number of shares of Parent Class A Common Stock, Class B Common Stock, par value $0.0001 per share, of Parent (the “Parent Class B Common Stock”), and warrants to purchase Parent Class A Common Stock, in each case as set forth in ARTICLE III, (b) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) recommended that the stockholders of Pubco (the “Pubco Stockholders”) adopt and approve this Agreement, the Merger and the other transactions contemplated hereby (clause (c), the “Pubco Recommendation”);

WHEREAS, First Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the First Merger;

WHEREAS, Second Merger Sub is a newly formed Delaware limited liability company that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Second Merger;

WHEREAS, the respective Boards of Directors of Parent, Pubco and First Merger Sub, the Manager of CBA, and the sole member of Second Merger Sub, have unanimously: (a) determined that it is in the best interests of such Person and its respective stockholders or member(s), as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, Merger Subs, Pubco and CBA each desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as well as to prescribe certain conditions to the Merger as specified herein;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, CBA is entering into that certain Services Agreement attached hereto as Exhibit A (the “Cohanzick Services Agreement”) with CBA Member;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into that certain (a) Stockholder Agreement attached hereto as Exhibit B with CBA Member (the “Stockholder Agreement”), and (b) that certain Voting Agreement attached hereto as Exhibit C with the shareholders set forth on Schedule 1.1 (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to CBA’s willingness to enter into this Agreement, the Persons listed on Schedule 1.2 have entered into Voting and Support Agreements, dated as of the date of this Agreement, pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Pubco in favor of the Merger; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, Parent is entering into that certain Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”) with CBA Member and the other parties thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
    CERTAIN GOVERNANCE MATTERS

Section 1.1    First Merger Surviving Company Matters

(a)    First Merger Surviving Company Certificate of Incorporation. At the Effective Time, the Articles of Incorporation of Pubco shall be and become the Articles of Incorporation of the First Merger Surviving Company, and shall immediately thereafter be amended and restated in their entirety, substantially in the form of Exhibit E-1.

(b)    First Merger Surviving Company Bylaws. At the Effective Time, the Bylaws of Pubco shall be and become the Bylaws of the First Merger Surviving Company, and shall immediately be amended and restated in their entirety, substantially in the form of Exhibit E-2.

(c)    First Merger Surviving Company Directors. Immediately prior to the Effective Time, the directors of Pubco shall have resigned in accordance with Section 8.3(d)(12). The directors of the First Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.1(c), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d)    First Merger Surviving Company Officers. Immediately prior to the Effective Time, the officers of Pubco shall have resigned in accordance with Section 8.3(d)(12). The officers of the First Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.1(d), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.2    Second Merger Surviving Company Matters

(a)    Second Merger Surviving Company Certificate of Formation. At the Effective Time, the Certificate of Formation of CBA shall be and become the Certificate of Formation of the Second Merger Surviving Company, until thereafter amended in accordance with applicable Law.

(b)    Second Merger Surviving Company Limited Liability Company Agreement. As of the Effective Time, the limited liability company agreement of CBA shall be and become the limited liability company agreement of the Second Merger Surviving Company, which agreement will be amended as soon as practicable after the Effective Time to reflect CBA becoming wholly-owned by Parent.

(c)    Sole Member of Second Merger Surviving Company. As of the Effective Time, the sole member of the Second Merger Surviving Company shall be Parent.

(d)    Second Merger Surviving Company Officers. The officers of the Second Merger Surviving Company immediately following the Effective Time shall be the individuals set forth on Schedule 1.2(d), until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.3    Parent Matters

(a)    . Immediately prior to the Effective Time, the sole director and the officers of Parent shall have resigned in accordance with Section 8.3(d)(12). The directors and officers of Parent immediately following the Effective Time shall be the individuals set forth on Schedule 1.3, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II
    THE MERGER

Section 2.1    Formation of Merger Subs

. Parent has caused the Merger Subs to be organized under the laws of the State of Delaware.

Section 2.2    The First Merger

. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the NRS, at the Effective Time, First Merger Sub shall be merged with and into Pubco. Upon the First Merger, the separate corporate existence of First Merger Sub shall cease, and Pubco shall continue as the surviving corporation in the First Merger, and a wholly-owned Subsidiary of Parent.

Section 2.3    The Second Merger

. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA at the Effective Time, Second Merger Sub will merge with and into CBA. Upon the Second Merger, the separate existence of the Second Merger Sub shall cease, and CBA will continue as the surviving company in the Second Merger, and a wholly-owned Subsidiary of Parent.

Section 2.4    Closing

. The closing of the Merger (the “Closing”) shall occur at 1:00 p.m. Eastern time, no later than the third (3rd) Business Day after all the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law) remotely by electronic exchange of documents, with the exchange of original signatures following by overnight mail via the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, 16th Floor, Los Angeles, California, 90067, or on such other date and at such other time as the Parties may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5    Effective Time

. Upon the terms and subject to the provisions of this Agreement, at the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”), executed in accordance with the relevant provisions of the DGCL and the NRS, and concurrently, the Parties shall cause the Second Merger to be consummated by executing and filing a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State and the Nevada Secretary of State, or at such other time as the Parties shall agree in writing, and shall specify in the First Certificate of Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Parties shall agree in writing and shall specify in the Second Certificate of Merger (the time that both the Second Merger and the First Merger have become effective being the “Effective Time”). It is the Parties’ intention that the First Merger and the Second Merger shall be effective concurrently.

Section 2.6    Effects of the Merger

(a)    At and after the Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, licenses, authorities, powers and franchises of Pubco and First Merger Sub shall vest in the First Merger Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of Pubco and First Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the First Merger Surviving Company.

(b)    At and after the Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, licenses, authorities, powers and franchises of CBA and the Second Merger Sub shall vest in the Second Merger Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of CBA and the Second Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Second Merger Surviving Company.

ARTICLE III
    CONVERSION OF CAPITAL STOCK; CONVERSION OF MEMBERSHIP INTEREST

Section 3.1    Conversion of Capital Stock; Conversion of Membership Interest

. At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Subs, Pubco, CBA or the holders of any shares of capital stock or other equity interests of the Parent, Merger Subs, Pubco or CBA:

(a)    Each share of Pubco Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares (as defined below) or Dissenting Shares (as defined below)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Parent Class A Common Stock (the “Pubco Shareholder Issuance”). The Pubco Shareholder Issuance shall be allocated among the Pubco Shareholders such that each Pubco Shareholder who held shares of Pubco Common Stock immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall have the right to receive an identical number of shares of Parent Class A Common Stock at the Effective Time. Each share of Pubco Common Stock held in the treasury of Pubco immediately prior to the Effective Time (“Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b)    One hundred percent (100%) of the membership interest of CBA issued and outstanding immediately prior to the Effective Time shall, with no payment or distribution with respect thereto, be converted into and become (A) two million four hundred thousand (2,400,000) validly issued, fully paid and non-assessable shares of Parent Class A Common Stock, (B) one million eight hundred thousand (1,800,000) validly issued, fully paid and non-assessable shares of Parent Class B Common Stock, (C) warrants (the “W-1 Warrants”) to purchase one million eight hundred thousand (1,800,000) shares of Parent Class A Common Stock in the form of Exhibit F-1 hereto and (D) warrants (the “W-2 Warrants” and, together with the W-1 Warrants, the “Warrants”) to purchase two hundred fifty thousand (250,000) shares of Parent Class A Common Stock in the form of Exhibit F-2 hereto ((A) and (B), the “CBA Closing Stock Consideration” and (A) through (D), the “CBA Closing Consideration”).

(c)    Each share of common stock of First Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the First Merger Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Merger Surviving Company.

(d)    One hundred percent (100%) of the limited liability company interests of the Second Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one hundred percent (100%) of the limited liability company interests of the Second Merger Surviving Company, with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Second Merger Surviving Company.

Section 3.2    Exchange and Payment

(a)    Prior to the Effective Time, Parent shall appoint Colonial Stock Transfer Company, Inc. to act as exchange agent (the “Exchange Agent”) for the payment of the Closing Stock Issuance.

(b)    At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, evidence of shares of Parent Class A Common Stock and Parent Class B Common Stock issuable pursuant to Section 3.1 in book-entry form equal to the aggregate Closing Stock Issuance.

(c)    Prior to the Effective Time, Parent shall send, or cause the Exchange Agent to send, to each record holder of shares of Pubco Common Stock at the Effective Time, whose shares of Pubco Common Stock are to be converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery thereof shall be effected, and risk of loss and title shall pass, only upon proper delivery of the applicable stock certificates or transfer of the applicable book-entry shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent may reasonably specify, and shall otherwise be in form and substance reasonably satisfactory to CBA) for use in such exchange. Each holder of shares of Pubco Common Stock that have been converted into the right to receive shares of Parent Class A Common Stock pursuant to Section 3.1(a) shall be entitled to receive the shares of Parent Class A Common Stock into which such shares of Pubco Common Stock have been converted pursuant to Section 3.1(a) in book-entry form, without physical certificates, in respect of the Pubco Common Stock upon: (i) surrender to the Exchange Agent of a Pubco stock certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry shares of Pubco Common Stock; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. Upon payment of the Parent Class A Common Stock pursuant to the provisions of this ARTICLE III, each certificate or book-entry share so surrendered or transferred, as the case may be, shall immediately be cancelled. All consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Pubco Common Stock formerly represented by such certificates or book-entry shares.

(d)    If any certificate representing Pubco Common Stock shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed certificate, the consideration to be paid in respect of the shares of Pubco Common Stock formerly represented by such certificate, as contemplated under this ARTICLE III.

(e)    Any shares of Parent Class A Common Stock that remain unclaimed by a Pubco Stockholder six (6) months after the Effective Time shall be returned to Parent, and any such Pubco Stockholder shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Parent Class A Common Stock without any interest. Any shares of Parent Class A Common Stock remaining unclaimed by Pubco Stockholders five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    At the Effective Time, the stock transfer books of Pubco shall be closed and there shall be no further registration of transfers of the shares of Pubco Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates of Pubco Common Stock are presented to Parent for transfer, such certificates shall be cancelled.

(g)    At the Effective Time and without any action on the part of CBA Member, all of the membership interest in and to CBA shall be deemed cancelled in CBA’s books and records, and Parent shall cause the Exchange Agent to, within three (3) Business Days following Closing, issue to CBA Member the CBA Closing Stock Consideration, in book-entry form, without physical certificates.

(h)    Fractional shares otherwise issuable upon consummation of the Merger shall be rounded up to the nearest whole share.

(i)    None of Pubco, Parent nor CBA shall be liable to any Person in respect of shares of Pubco Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.3    Working Capital Payment

On the Closing Date, CBA shall have an amount of Working Capital on its balance sheet of no less than seven hundred fifty thousand dollars ($750,000) (the “Working Capital Amount”). All or any portion of the Working Capital Amount may be comprised of, at CBA’s sole election (a) cash, and/or (b) investments by CBA on the Closing Date into Public Funds (“Fund Investment”). CBA shall notify Parent and Pubco in writing no later than one (1) Business Day prior to the Closing Date what portion (if any) of the Working Capital Amount will be cash and what portion (if any) of the Working Capital Amount will be Fund Investments. Notwithstanding the foregoing, if as of one (1) Business Day prior to the Closing Date, the Working Capital Amount would equal seven hundred fifty thousand dollars ($750,000) but for the Long-Term Payable, then CBA Member shall have the right to elect, immediately prior to the Closing, to either forgive that portion of the Long-Term Payable equal to the difference (expressed as a positive number) between CBA’s actual Working Capital Amount and seven hundred fifty thousand dollars ($750,000) (the “Long-Term Payable Reduction Amount”) or contribute such Long-Term Payable Reduction Amount to CBA as an additional capital contribution, and upon either such election, the Working Capital Amount shall be deemed to be seven hundred fifty thousand dollars ($750,000).

Section 3.4    Withholding Rights

. Each Party shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement, such amounts as Parent, the applicable Merger Sub, CBA or Pubco reasonably determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and are remitted to the applicable taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.5    Dissenters Rights

. Notwithstanding anything in this Agreement to the contrary, each share of Pubco Common Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to dissent under NRS 92A.380 and has properly exercised such right for such shares of Pubco Common Stock in the manner required by NRS 92A.400 to 92A.480, inclusive (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Pubco Shareholder Issuance unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right as a dissenter under the NRS. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right as a dissenter, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Pubco Shareholder Issuance, if any, to which such holder is entitled pursuant to Section 3.1(a) without interest. Pubco shall give CBA (a) prompt notice of any demands received by Pubco for appraisal of any shares of Pubco Common Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the NRS and received by Pubco relating to its stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the NRS. Subject to the NRS, Pubco shall not, except, prior to the Closing Date, with the prior written consent of CBA, or on or after the Closing Date, with the prior written consent of the CBA Member, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of Pubco, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES REGARDING CBA

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by CBA to Pubco and Parent (the “CBA Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the CBA Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), CBA represents and warrants to Pubco, with respect to itself, and CBA Member represents and warrants to Pubco, with respect to eBuild Ventures, LLC, in each case on a several but not joint basis, that the statements set forth in this ARTICLE IV are true and correct as follows:

Section 4.1    Organization, Standing and Power

(a)    CBA (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted in all material respects, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary in all material respects.

(b)    CBA has previously made available to Pubco true and complete copies of the Certificate of Formation and Limited Liability Company Agreement (or comparable organizational documents) of CBA and the CBA Companies (defined below), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect (the “CBA Organizational Documents”). No CBA Company is in violation of any provision of its respective Certificate of Formation or Limited Liability Company Agreement (or comparable organizational documents).

Section 4.2    Capitalization

(a)    Section 4.2(a) of the CBA Disclosure Letter sets forth a true and complete description of the capitalization and ownership of the issued and outstanding Equity Interests of (i) CBA (such Equity Interests, the “CBA Equity Interests”) and (ii) eBuild Ventures, LLC (with CBA, each, a “CBA Company” and collectively “CBA Companies”) as of the date hereof and as of the Closing Date. All of the issued and outstanding CBA Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and have not been issued in violation of any Contract (as defined below), the Securities Act or other applicable Law. The membership interest of CBA is not certificated. CBA does not have any Subsidiaries.

(b)    Except with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights or registration rights) or agreements for the purchase or acquisition from the CBA Companies of any of its securities, nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or registration rights, nor any agreements to participate in the profits of CBA and its Subsidiaries. Other than the CBA Equity Interests, neither CBA nor its Subsidiaries has any other direct or indirect Equity Interests of any kind authorized, issued or outstanding. There are no bonds, debentures, notes or other Indebtedness of any CBA Company having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which members or equity holders of any CBA Company may vote. There are no voting trusts, irrevocable proxies or other agreements, arrangements or understandings to which any CBA Company is a party or is bound with respect to the voting or consent of any membership or other Equity Interests of any CBA Company. There are no obligations, contingent or otherwise, of any CBA Company to repurchase, redeem or otherwise acquire any of its Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any CBA Company.

Section 4.3    [Reserved]

Section 4.4    Authority

CBA has all necessary power and authority to execute, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which CBA is a party. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which CBA is or will be a party, and the consummation by CBA of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by its Manager, and no other proceedings on the part of CBA are necessary to approve this Agreement, the Ancillary Agreements or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by CBA and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding obligation of CBA, enforceable against CBA in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.5    No Conflict; Consents and Approvals

(a)    Except as set forth in Section 4.5(a) of the CBA Disclosure Letter, the execution, delivery and performance of this Agreement by CBA does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by CBA with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of CBA under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the CBA Organizational Documents, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which a CBA Company is a party or by which any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b) any Law applicable to a CBA Company or by which a CBA Company or any of their respective properties or assets may be bound.

(b)    No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to a CBA Company in connection with the execution, delivery and performance of this Agreement by CBA or the consummation by CBA of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for the filing of the Second Certificate of Merger with the Delaware Secretary of State as required by the DLLCA.

Section 4.6    CBA Financial Statements.

(a)    True, correct and complete copies of the (i) audited balance sheet of CBA as at December 31, 2019 and December 31, 2020, and the related audited statements of profit and loss and cash flows of CBA, together with all related notes and schedules thereto, for the periods ending December 31, 2019 and December 31, 2020 (collectively the “Year End CBA Financial Statements”), and (ii) the unaudited balance sheet of CBA as at September 30, 2021 (the “CBA Balance Sheet Date”), and the related unaudited statements of profit and loss and cash flows of CBA, together with all related notes and schedules thereto, for the period ending September 30, 2021 (with the Year End CBA Financial Statements, collectively the “CBA Financial Statements”), are attached to Section 4.6(a) of the CBA Disclosure Letter. Each of the CBA Financial Statements (A) is correct and complete in all material respects and is derived from and in accordance with the books and records of the CBA Companies; (B) except as set forth in Section 4.6(a) of the CBA Disclosure Letter, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (C) fairly presents, in all material respects, the financial position, results of operations and cash flows of the CBA Companies as of the respective dates thereof and for the respective periods indicated therein, subject, in the case of Section 4.6(a) above, to normal and recurring year-end audit adjustments that will not, individually or in the aggregate, be material. Since January 1, 2020, CBA has not made any change in the accounting practices or policies applied in the preparation of the CBA Financial Statements, except as required by GAAP or applicable Law. The books and records of the CBA Companies have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(b)    The CBA Companies have established and maintain a system of internal accounting controls to ensure that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the CBA Financial Statements in conformity with GAAP and to maintain accountability of CBA’s assets, (iii) access to the CBA Companies’ assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the CBA Companies’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences.

(c)    There are no significant deficiencies or material weaknesses in the design or operation of the CBA Companies’ internal controls that could adversely affect their ability to record, process, summarize and report financial data.

(d)    None of the information relating to any CBA Company contained or incorporated, or to be contained or incorporated, by reference in the Proxy Statement or the Form S-4 (as defined below) or that is provided by CBA in writing for inclusion or incorporation by reference in any document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will (i) in the case of the Proxy Statement, at the time of the mailing thereof, and at the time of the Stockholders Meeting, and (ii) in the case of the Form S-4, at the time the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that CBA is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CBA, its officers, directors and partners and Subsidiaries (or other information supplied by or on behalf of the CBA Companies for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.7    No Undisclosed Liabilities

No CBA Company has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due which are required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto, except (a) to the extent accrued or reserved against in the CBA Financial Statements and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2020 that are not, individually or in the aggregate, material to the CBA Companies, taken as a whole.

Section 4.8    Absence of Certain Changes or Events

Since December 31, 2020: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, or as set forth in Section 4.8 of the CBA Disclosure Letter, the CBA Companies have conducted their business only in the Ordinary Course of Business consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CBA Material Adverse Effect; and (iii) except as set forth in in Section 4.8 of the CBA Disclosure Letter, no CBA Company has:

(a)    (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of such CBA Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)    amended or otherwise changed, or authorized or proposed to amend or otherwise change, the CBA Organizational Documents or any other organizational document thereof;

(c)    adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)    changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in applicable Law, or revalued any of its material assets.

Section 4.9    Litigation

There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other legal proceeding (each, an “Action”) (or basis therefor) pending by or before any Governmental Entity or, to the Knowledge of CBA, threatened in writing against or affecting any CBA Company, its properties or assets, or any present or former officer, director or employee of a CBA Company, in each case, in such individual’s capacity as such. No CBA Company nor any of its properties or assets is subject to any outstanding Order. There is no Action pending or, to the Knowledge of CBA, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10    Compliance with Laws

The CBA Companies are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. No CBA Company has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, or assets. The CBA Companies have in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, Orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as they are currently conducted, and there has been no violation of, default (with or without notice or lapse of time or both) under or event giving or which may give to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.11    Benefit Plans

(a)    Section 4.11(a) of the CBA Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, in each case, that is material and under which any current or former employee or director of a CBA Company (or any of their dependents) has any present or future right to compensation or benefits or a CBA Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “CBA Plans”. CBA has made available to Pubco and Parent a current, accurate and complete copy of each CBA Plan, or if such CBA Plan is not in written form, a written summary of all of the material terms of such CBA Plan. With respect to each CBA Plan, CBA has made available to Pubco a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of CBA concerning the extent of the benefits provided under a CBA Plan, and (iii) as applicable, the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)    Neither CBA or any member of its controlled group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)    With respect to the CBA Plans:

(i)    each CBA Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each CBA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred to the Knowledge of CBA that would reasonably be expected to result in the loss of the qualified status of such CBA Plan;

(iii)    there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of CBA, threatened, relating to CBA Plans (other than routine claims for benefits);

(iv)    none of CBA Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of CBA or any members of CBA Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of CBA (either individually or to CBA employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)    each CBA Plan is subject exclusively to United States Law; and

(vi)    the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of CBA to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)    CBA is not a party to any agreement, contract, arrangement or plan (including any CBA Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code; provided, that this Section 4.11(d) shall be interpreted without regard to the effect of any arrangements put in place by, or by CBA at the request of, Parent or any of its Affiliates. There is no agreement, plan or other arrangement to which CBA is a party or by which CBA is otherwise bound to compensate any Person (via gross up or otherwise) in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)    Each CBA Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such CBA Plan) so that no amount paid or payable pursuant to any such CBA Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 4.12    Labor and Employment Matters

(a)    The CBA Companies are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of CBA, threatened, any labor dispute, work stoppage, labor strike or lockout against a CBA Company by employees.

(b)    No employee of a CBA Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of CBA, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of a CBA Company. There are no (i) unfair labor practice charges or complaints against a CBA Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of CBA no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against a CBA Company that arose out of or under any collective bargaining agreement.

(c)    To the Knowledge of CBA, no current employee or officer of a CBA Company intends, or is expected, to terminate such individual’s employment relationship with such CBA Company in connection with or as a result of the transactions contemplated hereby.

(d)    During the preceding three (3) years, (i) no CBA Company has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a CBA Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) no CBA Company has not engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar state, local or foreign law.

(e)    With respect to any current or former employee, officer, consultant or other service provider of a CBA Company, there are no Actions against such CBA Company pending, or to the Knowledge of CBA, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of a CBA Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the CBA Companies (taken as a whole) incurring a material liability.

(f)    Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have been initiated, filed before any Governmental Entity, communicated to CBA or, to the Knowledge of CBA, threatened, in each case, against a CBA Company or any of its respective current or former directors, officers or senior level management employees (in each case, in their capacities as such), (ii) to the Knowledge of CBA, no incidents of any such workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have occurred, and (iii) no CBA Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor (in each case, in their capacities as such).

(g)    The CBA Companies are and have at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, Orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 4.13    Taxes

(a)    Each CBA Company has (i) filed all Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All Taxes not yet due and payable by each CBA Company as of the CBA Balance Sheet Date have been, in all respects, properly accrued in accordance with GAAP on the applicable CBA Financial Statements, and such CBA Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by such CBA Company through the date of such CBA Financial Statements. Since December 31, 2020, no CBA Company has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(c)    No CBA Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of any CBA Company are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of CBA, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against any CBA Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    Each CBA Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity. Each CBA Company has timely complied with all information reporting requirements.

(f)    No CBA Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or Payroll Tax Executive Order, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of such CBA Company to any Governmental Entity.

(g)    No CBA Company has been a party to or engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(h)    No CBA Company (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is nor has it been a member of a group (other than a group the common parent of which is CBA) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has liability for the Taxes of any Person (other than CBA) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or by operation of Law; or (iv) is nor has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(i)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to any CBA Company which rulings remain in effect.

(j)    No CBA Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “Closing Agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the most recent CBA Financial Statements, or received in the Ordinary Course of Business since the CBA Balance Sheet Date, (v) to the Knowledge of CBA, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(k)    There are no Encumbrances on any of the assets or properties of any CBA Company that arose in connection with any failure to pay any Tax other than Taxes that are not yet due and payable.

(l)    No CBA Company is a partnership described in Treasury Regulations § 1.1445-11T(d)(1).

(m)    No material claim has been made in writing by any Governmental Entity in a jurisdiction where any CBA Company does not currently file or has filed a Tax Return that CBA is or may be subject to taxation by such jurisdiction.

(n)    There are no outstanding membership interests of any CBA Company issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) and for which a valid election under Section 83(b) of the Code has not been made.

(o)    No CBA Company has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

(p)    Each CBA Company uses the accrual method of accounting for U.S. federal income Tax purposes.

For purposes of this Section 4.13, where the context permits, each reference to CBA shall include a reference to any Person for whose Taxes CBA is liable under applicable Law.

Section 4.14    Contracts

(a)    As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the CBA Companies (assuming CBA was subject to the requirements of the Exchange Act), other than those contracts identified in Section 4.14 of the CBA Disclosure Letter, which, for the avoidance of doubt, shall exclude any CBA Plans (each such contract a “Material Contract”).

(b)    (i) Each Material Contract is valid and binding on the applicable CBA Company and, to the Knowledge of CBA, each other party thereto, and is in full force and effect and enforceable against the applicable CBA Company and, to the Knowledge of CBA, each other party thereto, in accordance with its terms; (ii) the applicable CBA Company, and, to the Knowledge of CBA, each other party thereto, have each performed all material obligations required to be performed thereby under each such Material Contract; and (iii) there is no material default under any Material Contract by the applicable CBA Company or, to the Knowledge of CBA, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would reasonably be likely to constitute, a material default on the part of the applicable CBA Company or, to the Knowledge of CBA, any other party thereto under any such Material Contract, nor has CBA received any notice of any such material default, event or condition. CBA has made available to Pubco and Parent true and complete copies of all Material Contracts, including all amendments and modifications thereto.

Section 4.15    Insurance

Each CBA Company is covered by valid and currently effective insurance policies issued in favor of such CBA Company that are customary and adequate for companies of a similar size and nature in the industries and locations in which it operates. Section 4.15 of the CBA Disclosure Letter sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the CBA Companies, or pursuant to which a CBA Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no CBA Company is in breach or default thereof, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of CBA, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received by a CBA Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 4.16    Properties

(a)    The CBA Companies have good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for CBA to conduct its business as it is currently conducted, free and clear of all Encumbrances other than Permitted Encumbrances. The tangible personal property currently used in the operation of the business of the CBA Companies is in satisfactory operating condition (ordinary wear and tear excepted). No CBA Company owns any real property.

(b)    Each CBA Company has complied with the terms of all leases to which it is a party, if any, in all material respects, and all such leases are in full force and effect. Each CBA Company enjoys peaceful and undisturbed possession under all such leases in all material respects.

(c)    Section 4.16(c) of the CBA Disclosure Letter sets forth a true and complete list of all real property leased by or for the benefit of a CBA Company.

Section 4.17    Intellectual Property

(a)    Section 4.17(a) of the CBA Disclosure Letter sets forth a true and complete list of all (i) patent registrations and applications; (ii) trademark registrations and applications; and (iii) copyright registrations and applications, in each case owned by or licensed to CBA (whether exclusively or non-exclusively) (collectively, “CBA Registered IP”) and a true and complete list of all domain names owned or licensed by the CBA Companies. All of the CBA Registered IP is subsisting, valid and enforceable. No CBA Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of CBA, no such action is threatened with respect to any of CBA Registered IP. CBA owns exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all CBA Registered IP.

(b)    The CBA Companies own or have valid right to use, transfer, license and sublicense all of the Intellectual Property that is necessary to conduct their respective businesses as currently conducted by the CBA Companies.

(c)    The CBA Companies have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material trade secret of the CBA Companies, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(d)    The conduct of the businesses of the CBA Companies has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property of any Person. No CBA Company has received any written notice or claim asserting or suggesting that any such infringement or misappropriation is or may be occurring or has or may have occurred. To the Knowledge of CBA, no Person is infringing or misappropriating in any material respect any CBA Registered IP.

(e)    The CBA Companies have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems (the “IT Systems”) used by the CBA Companies and the information and transactions stored or contained therein or transmitted thereby. (i) To the Knowledge of CBA, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (ii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information) resulting in notification to any individual or Governmental Entity, affecting the IT Systems.

(f)    (i) The CBA Companies have complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) collected, used, or held for use by a CBA Company (collectively, “Privacy Laws”), (ii) during the past two (2) years, no claims have been asserted or, to the Knowledge of CBA, threatened, in writing against a CBA Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the CBA Companies have taken commercially reasonable steps to protect the Personal Information collected, used or held for use thereby against loss and unauthorized access, use, modification, disclosure or other misuse.

(g)    The execution, delivery and performance by CBA of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of CBA’s rights or obligations under any agreement under which CBA grants to any Person, or any Person grants to CBA, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the CBA Companies.

Section 4.18    Related Party Transactions

Except as set forth in Section 4.18 of the CBA Disclosure Letter, since January 1, 2018 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between a CBA Company, on the one hand, and an Affiliate thereof, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming CBA was subject to the requirements of the Exchange Act).

Section 4.19    Certain Payments

Neither any CBA Company nor, to the Knowledge of CBA, any of its or their respective directors, executives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.20    Brokers

No Person is entitled to any brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the transactions contemplated by this Agreement based on any Agreement entered into by CBA.

Section 4.21    Accredited Investor Status

CBA Member is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.

Section 4.22    Registered Investment Adviser Representation and Warranties

(a)    CBA is, and has been at all times since February 27, 2017, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom. CBA is, and since February 27, 2017, has been, in material compliance with (A) the applicable provisions of the Investment Advisers Act and/or (B) all other Applicable Laws of the jurisdictions in which CBA acts as an investment adviser. CBA is not prohibited from charging fees to any Person pursuant to a “pay-to-play” rule or requirement applicable to CBA (including Rule 206(4)-5 under the Investment Advisers Act).

(b)    Each Advisory Agreement includes all material provisions required by and complies in all material respects with the Investment Advisers Act, the Investment Company Act and other applicable Law. CBA does not provide Investment Advisory Services to any Person other than the Clients. CBA provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

Section 4.23    No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS QUALIFIED BY CBA DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY CBA OR ANY OF ITS AFFILIATES PURSUANT TO THIS AGREEMENT, CBA MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO CBA OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND CBA HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE V
    REPRESENTATIONS AND WARRANTIES REGARDING PUBCO

Except (a) as disclosed in the Pubco SEC Documents (as defined below) at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Pubco to CBA immediately prior to the execution of this Agreement (the “Pubco Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Pubco Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Pubco hereby represents and warrants to CBA as follows:

Section 5.1    Organization, Standing and Power

(a)    Pubco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Pubco (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material respects and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary in all material respects.

(b)    Pubco has previously made available to CBA true and complete copies of the Articles of Incorporation and Bylaws (or comparable organizational documents) of Pubco and each direct and indirect Subsidiary of Pubco (with Pubco, each a “Pubco Company” and collectively the “Pubco Companies”), in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect (the “Pubco Organizational Documents”). No Pubco Company is in violation of any provision of the Pubco Organization Documents.

Section 5.2    Capitalization

(a)    Section 5.2(a) of the Pubco Disclosure Letter sets forth a true and complete description of (i) the issued and outstanding Equity Interests of Pubco, as of the close of business on November 30, 2021 (the “Measurement Date”), (ii) the issued and outstanding Equity Interests of each other Pubco Company, and (iii) the issued and outstanding Equity Interests held by Pubco or any Subsidiary thereof as of the date hereof ((i) through (iii) the “Pubco Equity Interests”). All of the issued and outstanding Pubco Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and have not been issued in violation of any Contract, the Securities Act or other applicable Law. Except as set forth in Section 5.2(a) of the Pubco Disclosure Letter, no Pubco Company has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of such Pubco Company on any matter. Except as set forth in Section 5.2(a) of the Pubco Disclosure Letter, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Pubco, (B) securities of Pubco or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Pubco or other voting securities or equity interests of Pubco or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Pubco or its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Pubco or its Subsidiaries, or obligations of Pubco or any of its Subsidiaries to issue, any shares of capital stock of Pubco or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Pubco or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Pubco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)    To the Knowledge of Pubco as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Pubco or, to the Knowledge of Pubco, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

Section 5.3    Subsidiaries

Section 5.3 of the Pubco Disclosure Letter sets forth a true and complete list of each Subsidiary of Pubco, including its jurisdiction of incorporation or formation. Each of Pubco’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Pubco Material Adverse Effect. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Pubco, free and clear of all Encumbrances other than Permitted Encumbrances of Pubco and its Subsidiaries. Except (i) as set forth on Section 5.3 of the Pubco Disclosure Letter, and (ii) for the capital stock of, or other equity or voting interests in, its Subsidiaries, Pubco does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4    Authority

(a)    Pubco has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Pubco and the consummation by Pubco of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Pubco and no other corporate proceedings on the part of Pubco are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the approval of Pubco’s stockholders in accordance with applicable Law (the “Pubco Stockholder Approval”). This Agreement has been duly executed and delivered by Pubco and, assuming the due authorization, execution and delivery by CBA, Parent and the Merger Subs, constitutes a valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)    The Pubco Stockholder Approval is the only vote of the holders of any class or series of the Pubco Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Class A Common Stock Issuance (as defined below) and issuance of the CBA Closing Consideration.

Section 5.5    No Conflict; Consents and Approvals

(a)    Except as set forth in Section 5.5(a) of the Pubco Disclosure Letter, the execution, delivery and performance of this Agreement by Pubco does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Pubco with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of the Pubco Companies under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Articles of Incorporation or Bylaws of Pubco (the “Pubco Governing Documents”), (ii) any Material Contract to which a Pubco Company is a party or by which a Pubco Company or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any material Law or any rule or regulation of the OTC Bulletin Board applicable to a Pubco Company or by which a Pubco Company or any of their respective properties or assets may be bound.

(b)    Except as set forth in Section 5.5(b) of the Pubco Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to a Pubco Company in connection with the execution, delivery and performance of this Agreement by Pubco or the consummation by Pubco of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof.

(c)    The Pubco Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in NRS 78.411 to 78.444, inclusive, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other transactions contemplated by this Agreement.

Section 5.6    SEC Reports; Financial Statements

Except as set forth in Section 5.6 of the Pubco Disclosure Letter:

(a)    Pubco has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Pubco since January 1, 2019 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Pubco SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Pubco SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Pubco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Pubco SEC Documents (the “Pubco Financial Statements”) (i) have been prepared in a manner consistent with the books and records of the Pubco Companies, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Pubco Companies as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2020, Pubco has not made any change in the accounting practices or policies applied in the preparation of the Pubco Financial Statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Pubco Companies have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)    Pubco has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Pubco, including its consolidated Subsidiaries, required to be disclosed in Pubco’s periodic and current reports under the Exchange Act, is made known to Pubco’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Pubco have evaluated the effectiveness of Pubco’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Pubco SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    Except as disclosed in the Pubco SEC Reports, the Pubco Companies have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Pubco’s financial reporting and the preparation of the Pubco Financial Statements for external purposes in accordance with GAAP. Pubco has disclosed, based on its most recent evaluation of Pubco’s internal control over financial reporting prior to the date hereof, to Pubco’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Pubco’s internal control over financial reporting which are reasonably likely to adversely affect Pubco’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pubco’s internal control over financial reporting.

(e)    Since January 1, 2018, (i) neither Pubco nor any of its Subsidiaries nor, to the Knowledge of Pubco, any director, officer, employee, auditor, accountant or Representative of Pubco or any of its Subsidiaries has received or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Pubco Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Pubco or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Pubco or any of its Subsidiaries, whether or not employed by Pubco or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Pubco or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Pubco Board or any committee thereof or to any director or officer of Pubco or any of its Subsidiaries.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments with respect to the Pubco SEC Documents. To the Knowledge of Pubco, none of the Pubco SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)    Neither Pubco nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Pubco and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Pubco or any of its Subsidiaries in Pubco’s or such Subsidiary’s published financial statements or other Pubco SEC Documents.

(h)    Pubco is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the OTC Bulletin Board, in each case, that are applicable to Pubco.

(i)    No Subsidiary of Pubco is required to file any form, report, schedule, statement or other document with the SEC.

(j)    None of the information relating to any Pubco Company contained or incorporated, or to be contained or incorporated, by reference in the Proxy Statement or the Form S-4 or that is provided by Pubco in writing for inclusion or incorporation by reference in any document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will (i) in the case of the Proxy Statement, at the time of the mailing thereof, and at the time of the Stockholders Meeting, and (ii) in the case of the Form S-4, at the time the Form S-4 is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Pubco is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to Pubco, its officers, directors and partners and Subsidiaries (or other information supplied by or on behalf of the Pubco Companies for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.7    No Undisclosed Liabilities

Except as set forth in Section 5.7 of the Pubco Disclosure Letter, no Pubco Company has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due which are required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Pubco and its Subsidiaries as at December 31, 2020 included in the Annual Report on Form 10-K filed by Pubco with the SEC on March 29, 2021 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the Ordinary Course of Business consistent with past practice since December 31, 2020 that are not, individually or in the aggregate, material to Pubco and its Subsidiaries, taken as a whole.

Section 5.8    Absence of Certain Changes or Events

Except as set forth in Section 5.8 of the Pubco Disclosure Letter, since December 31, 2020: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Pubco Companies have conducted their business only in the Ordinary Course of Business consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Pubco Material Adverse Effect; and (iii) no Pubco Company has:

(i)    declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of such Pubco Company or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)    amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Pubco Organizational Documents;

(iii)    adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(iv)    changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in applicable Law, or revalued any of its material assets.

Section 5.9    Litigation

Except as set forth in Section 5.9 of the Pubco Disclosure Letter, there is no Action (or basis therefor) pending by or before any Governmental Entity or, to the Knowledge of Pubco, threatened in writing against or affecting any Pubco Company, its properties or assets, or any present or former officer, director or employee of a Pubco Company, in each case, in such individual’s capacity as such. No Pubco Company nor any of its properties or assets is subject to any outstanding Order. There is no Action pending or, to the Knowledge of Pubco, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10    Compliance with Laws

(a)    The Pubco Companies are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including any applicable Communications Laws. No Pubco Company has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, or assets. The Pubco Companies have in effect all Permits of all Governmental Entities necessary or advisable for them to own, lease or operate its properties and assets and to carry on its businesses and operations as they are currently conducted, and there has been no violation of, default (with or without notice or lapse of time or both) under or event giving or which may give to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

(b)    Without limiting Section 5.10(a), neither Pubco nor any Subsidiary thereof is, or is required to be, registered as an investment adviser under applicable Law (including, without limitation, the Investment Advisers Act and any other comparable Law in any jurisdiction in which Pubco and/or any Subsidiary thereof operates, or any rules promulgated by any Governmental Entity with respect to providers of Investment Advisory Services).

Section 5.11    Benefit Plans

(a)    Section 5.11(a) of the Pubco Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, in each case, that is material and under which any current or former employee or director of a Pubco Company (or any of their dependents) has any present or future right to compensation or benefits or a Pubco Company sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Pubco Plans”. Pubco has made available to CBA a current, accurate and complete copy of each Pubco Plan, or if such Pubco Plan is not in written form, a written summary of all of the material terms of such Pubco Plan. With respect to each Pubco Plan, Pubco has made available to CBA a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Pubco concerning the extent of the benefits provided under a Pubco Plan, and (iv) as applicable, the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)    Neither Pubco or any member of its controlled group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)    With respect to Pubco Plans:

(i)    each Pubco Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)    each Pubco Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred to the Knowledge of Pubco that would reasonably be expected to result in the loss of the qualified status of such Pubco Plan;

(iii)    there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of Pubco, threatened, relating to Pubco Plans (other than routine claims for benefits);

(iv)    except as set forth in Section 5.11(c)(v) of the Pubco Disclosure Letter, none of Pubco Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA, and none of Pubco or any members of Pubco Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of Pubco (either individually or to Pubco Company employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)    each Pubco Plan is subject exclusively to United States Law; and

(vi)    the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Pubco to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d)    Pubco is not a party to any agreement, contract, arrangement or plan (including any Pubco Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code; provided, that this Section 5.11(d) shall be interpreted without regard to the effect of any arrangements put in place by, or by Pubco at the request of, Parent or any of its Affiliates. There is no agreement, plan or other arrangement to which Pubco is a party or by which Pubco is otherwise bound to compensate any Person (via gross up or otherwise) in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)    Each Pubco Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Pubco Plan) so that no amount paid or payable pursuant to any such Pubco Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

Section 5.12    Labor and Employment Matters

(a)    The Pubco Companies are and for the past three (3) years have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of Pubco, threatened, any labor dispute, work stoppage, labor strike or lockout against a Pubco Company by employees.

(b)    No employee of a Pubco Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the Knowledge of Pubco, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of a Pubco Company. There are no (i) unfair labor practice charges or complaints against a Pubco Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the Knowledge of Pubco no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against a Pubco Company that arose out of or under any collective bargaining agreement.

(c)    To the Knowledge of Pubco, no current employee or officer of a Pubco Company intends, or is expected, to terminate such individual’s employment relationship with such Pubco Company in connection with or as a result of the transactions contemplated hereby.

(d)    During the preceding three years, (i) no Pubco Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with a Pubco Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) no Pubco Company has not engaged in layoffs or employment terminations sufficient in number to trigger notice obligations under any similar state, local or foreign law.

(e)    With respect to any current or former employee, officer, consultant or other service provider of a Pubco Company, there are no Actions against such Pubco Company pending, or to the Knowledge of Pubco, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of a Pubco Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Pubco Companies (taken as a whole) incurring a material liability.

(f)    Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have been initiated, filed before any Governmental Entity, communicated to Pubco or, to the Knowledge of Pubco, threatened, in each case, against a Pubco Company or any of its respective current or former directors, officers or senior level management employees (in each case, in their capacities as such), (ii) to the knowledge of Pubco, no incidents of any such workplace sexual harassment, discrimination or other misconduct relating to such unlawful harassment or discrimination have occurred, and (iii) no Pubco Company has entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor (in each case, in their capacities as such).

(g)    The Pubco Company are and have at all relevant times been in compliance in all material respects with (i) COVID-19 related Laws, standards, regulations, Orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.

Section 5.13    Environmental Matters.  (i) The Pubco Companies have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws in all material respects; (ii) the Pubco Companies have obtained all material Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by a Pubco Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of a Pubco Company under applicable Environmental Laws; (iv) no Pubco Company has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that such Pubco Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties owned or operated by a Pubco Company or as a result of any operations or activities of a Pubco Company at any location and, to the Knowledge of Pubco, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Pubco under any Environmental Law; and (vi) neither Pubco nor any of its respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.14    Taxes

(a)    Each Pubco Company has (i) filed all Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)    All Taxes not yet due and payable by each Pubco Company as of the date of the most recent Pubco Financial Statements have been, in all respects, properly accrued in accordance with GAAP on the Pubco Financial Statements, and such Pubco Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but unpaid by such Pubco Company through the date of such Pubco Financial Statements. Since December 31, 2020, no Pubco Company has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of Business consistent with past practice.

(c)    No Pubco Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)    No Tax Action with respect to Taxes or any Tax Return of any Pubco Company are presently in progress or have been asserted, threatened or proposed in writing and to the Knowledge of Pubco, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against any Pubco Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)    Each Pubco Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity. Each Pubco Company has timely complied with all information reporting requirements.

(f)    Except as set forth in Section 5.14(f) of the Pubco Disclosure Letter, no Pubco Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act or Payroll Tax Executive Order, or any similar applicable federal, state or local Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of Pubco to any Governmental Entity.

(g)    No Pubco Company has been a party to or engaged in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) or any “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(h)    No Pubco Company (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is nor has it been a member of a group (other than a group the common parent of which is Pubco) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Pubco) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract or by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(i)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into or issued by any taxing authority with respect to any Pubco Company which rulings remain in effect.

(j)    No Pubco Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “Closing Agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the most recent Pubco Financial Statements, or received in the Ordinary Course of Business since the date of such Pubco Financial Statements, (v) to the Knowledge of Pubco, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(k)    There are no Encumbrances on any of the assets or properties of any Pubco Company that arose in connection with any failure to pay any Tax other than Taxes that are not yet due and payable.

(l)    No Pubco Company has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m)    Pubco has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)    No material claim has been made in writing by any Governmental Entity in a jurisdiction where any Pubco Company does not currently file or has filed a Tax Return that such Pubco Company is or may be subject to taxation by such jurisdiction.

(o)    There are no outstanding equity interests of any Pubco Company issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) and for which a valid election under Section 83(b) of the Code has not been made.

(p)    No Pubco Company has taken any action nor knows of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

(q)    Each Pubco Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(r)    For purposes of this Section 5.14, where the context permits, each reference to a Pubco Company shall include a reference to any Person for whose Taxes such Pubco Company is liable under applicable Law.

Section 5.15    Contracts

As of the date of this Agreement, there are no contracts that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Pubco Companies, other than those that have been filed with the SEC, which, for the avoidance of doubt, shall exclude any Pubco Plans (each such contract an “Pubco Material Contract”). (i) Each Pubco Material Contract is valid and binding on the applicable Pubco Company and, to the Knowledge of Pubco, each other party thereto, and is in full force and effect and enforceable against the applicable Pubco Company and, to the Knowledge of Pubco, each other party thereto, in accordance with its terms; (ii) the applicable Pubco Company, and, to the Knowledge of Pubco, each other party thereto, have each performed all material obligations required to be performed thereby under each such Pubco Material Contract; and (iii) there is no material default under any Material Contract by the applicable Pubco Company or, to the Knowledge of Pubco, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, could constitute, a material default on the part of the applicable Pubco Company or, to the Knowledge of Pubco, any other party thereto under any such Pubco Material Contract, nor has Pubco received any notice of any such material default, event or condition. Pubco has made available to CBA true and complete copies of all Pubco Material Contracts, including all amendments and modifications thereto.

Section 5.16    Insurance

Each Pubco Company is covered by valid and currently effective insurance policies issued in favor of such Pubco Company that are customary and adequate for companies of a similar size and nature in the industries and locations in which it operates. Section 5.16 of the Pubco Disclosure Letter sets forth, as of the date hereof, a true and complete list of all current, material insurance policies issued in favor of the Pubco Companies, or pursuant to which a Pubco Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) no Pubco Company is in breach or default thereof, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of Pubco, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received by a Pubco Company with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated by this Agreement.

Section 5.17    Properties

(a)    The Pubco Companies have good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Pubco to conduct its business as it is currently conducted, free and clear of all Encumbrances other Permitted Encumbrances. The tangible personal property currently used in the operation of the business of the Pubco Companies is in satisfactory operating condition (ordinary wear and tear excepted).

(b)    Each Pubco Company has complied with the material terms of all leases to which it is a party, if any, and all such leases are in full force and effect. Each Pubco Company enjoys peaceful and undisturbed possession under all such leases in all material respects.

(c)    Section 5.17(c) of the Pubco Disclosure Letter sets forth a true and complete list of (i) all real property owned by or leased by or for the benefit of a Pubco Company, (ii) each lease or license agreement to which any Pubco Company is party as lessee, sublessee, tenant, licensee, or a similar capacity, and (iii) each lease or license agreement to which any Pubco Company is party as lessor, sublessor, landlord, licensor, or a similar capacity.

Section 5.18    Intellectual Property.

(a)    Section 5.18(a) of the Pubco Disclosure Letter sets forth a true and complete list of all (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned by Pubco and a true and complete list of all domain names owned or exclusively licensed by the Pubco Companies (collectively, “Pubco Registered IP”). All of the Pubco Registered IP is subsisting, valid and enforceable. No Pubco Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of Pubco, no such action is threatened with respect to any of Pubco Registered IP. Pubco owns exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Pubco Registered IP.

(b)    The Pubco Companies own or have valid right to use, transfer, license and sublicense all of the Intellectual Property that is necessary to conduct their respective businesses as currently conducted by the Pubco Companies.

(c)    The Pubco Companies have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material trade secret of the Pubco Companies.

(d)    The conduct of the businesses of the Pubco Companies has not infringed or misappropriated, and does not infringe or misappropriate, any Intellectual Property of any Person. No Pubco Company has received any written notice or claim asserting or suggesting that any such infringement or misappropriation is or may be occurring or has or may have occurred. To the Knowledge of Pubco, no Person is infringing or misappropriating in any material respect any Pubco Registered IP.

(e)    The Pubco Companies have taken commercially reasonable steps to protect the confidentiality and security of the IT Systems used by the Pubco Companies and the information and transactions stored or contained therein or transmitted thereby. (i) To the Knowledge of Pubco, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (ii) during the past two (2) years, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information) resulting in notification to any individual or Governmental Entity, affecting the IT Systems.

(f)    (i) The Pubco Companies have complied in all material respects with all applicable Privacy Laws and Laws relating to the collection, retention, protection, and use of Personal Information collected, used, or held for use by a Pubco Company, (ii) during the past two (2) years, no claims have been asserted or, to the Knowledge of Pubco, threatened, in writing against a Pubco Company alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Privacy Laws and (iv) the Pubco Companies have taken commercially reasonable steps to protect the Personal Information collected, used or held for use thereby against loss and unauthorized access, use, modification, disclosure or other misuse.

(g)    The execution, delivery and performance by Pubco of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Pubco’s rights or obligations under any agreement under which Pubco grants to any Person, or any Person grants to Pubco, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Pubco Companies.

Section 5.19    Related Party Transactions

Except as has been filed with the SEC, since January 1, 2019 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between a Pubco Company, on the one hand, and an Affiliate thereof, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 5.20    Certain Payments

(a)    Neither any Pubco Company nor, to the Knowledge of Pubco, any of its or their respective directors, executives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.21    Brokers

No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Pubco, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pubco.

Section 5.22    State Takeover Statutes

Except as set forth in Section 5.22 of the Pubco Disclosure Letter, no Takeover Laws or any similar anti-takeover provision in the Articles of Incorporation or Bylaws of Pubco applicable to Pubco are, or at the Effective Time will be, applicable to this Agreement, the Merger, the Pubco Common Stock Issuance, or any of the other transactions contemplated hereby.

Section 5.23    No Other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS QUALIFIED BY THE PUBCO DISCLOSURE LETTER) OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY PUBCO, PUBCO MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PUBCO OR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, AND PUBCO HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE VI
    REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUBS

Parent represents and warrants to CBA that the statements set forth in this ARTICLE VI are true and correct as follows:

Section 6.1    Organization, Standing and Power

(a)    Each of Parent and First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, First Merger Sub and Second Merger Sub (i) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Parent has previously made available to CBA true and complete copies of the Certificate of Incorporation and Bylaws (or comparable organizational documents) of each of Parent and Merger Subs, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, First Merger Sub or Second Merger Sub is in violation of any provision of its respective Certificate of Incorporation, operating agreement or Bylaws.

Section 6.2    Capital Stock

(a)    The authorized capital stock of Parent consists of 15,000,000 shares of common stock, of which no shares are issued and outstanding.

(b)    The authorized capital stock of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)    Parent is the sole member of Second Merger Sub and all of the issued and outstanding membership interests of Second Merger Sub are beneficially owned by Parent.

(d)    The shares of Parent Class A Common Stock and Parent Class B Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(e)    As of the date of this Agreement, no Disqualifying Event is applicable to Parent or any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

Section 6.3    Subsidiaries

Parent does not have any Subsidiaries other than First Merger Sub and Second Merger Sub.

Section 6.4    Authority

Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Class A Common Stock to the holders of Pubco Common Stock in the Pubco Shareholder Issuance (the “Parent Class A Common Stock Issuance”) and the issuance of Parent Class A Common Stock, Parent Class B Common Stock and warrants to CBA Member as CBA Closing Consideration. The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby and, assuming the due authorization, execution and delivery by CBA and Pubco, constitutes a valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 6.5    No Conflict; Consents and Approvals

(a)    The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrances in or upon any of the properties, assets or rights of Parent or Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or First Merger Sub, or (ii) the Certificate of Formation or limited liability company agreement of Second Merger Sub.

(b)    Except as set forth in Section 5.4(b) of the Pubco Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subs or the consummation by Parent or Merger Subs of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof.

Section 6.6    No Prior Business or Assets

Parent was formed solely for the purpose of holding the shares and limited liability company interest of the Merger Subs and engaging in the transactions contemplated hereby, and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Parent has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement, and no assets other than the shares and limited liability company interest in the Merger Subs. First Merger Sub was formed solely for the purpose of engaging in the First Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. First Merger Sub has no assets and no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement. Second Merger Sub was formed solely for the purpose of engaging in the Second Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Second Merger Sub has no assets and no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except as contemplated by the terms of this Agreement.

Section 6.7    Brokers

No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 6.8    State Takeover Statutes

No Takeover Laws, nor any similar anti-takeover provision in the Articles of Incorporation or Bylaws of Parent or First Merger Sub, in either case applicable to such Person are, or at the Effective Time will be, applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby.

Section 6.9    No Other Representations or Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR IN ANY CERTIFICATE, STATEMENT, DOCUMENT OR OTHER INSTRUMENT DELIVERED BY PARENT OR A MERGER SUB PURSUANT TO THIS AGREEMENT, PARENT AND MERGER SUBS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR MERGER SUBS, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, BUSINESSES, OPERATIONS, FUTURE REVENUE, PROFITABILITY OR SUCCESS, IF ANY, AND PARENT AND MERGER SUBS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING HEREIN SHALL EXCUSE ANY FRAUD COMMITTED, OR IMPAIR OR PRECLUDE RECOVERY IN RESPECT OF FRAUD.

ARTICLE VII
    COVENANTS

Section 7.1    Preparation of the Form S-4 and the Proxy Statement; Stockholder Approval; Section 16 Matters

(a)    As promptly as reasonably practicable following the date of this Agreement, and in any event within forty-five (45) days after the execution of this Agreement, (i) Pubco shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) Pubco and Parent shall jointly prepare and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of Parent Class A Common Stock and Parent Class B Common Stock to be issued in the Merger, and the Warrants and the Parent Class A Common Stock issuable pursuant to the Warrants (the “Registered Securities”). Each of Pubco and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective until the earlier to occur of (x) the date the Warrants are exercised and all shares have been issued in connection therewith, and (y) the date the Warrants are terminated pursuant to the terms thereof, unless this Agreement is earlier terminated pursuant to Section 9.1. Each of Pubco, Parent and CBA shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and, as applicable, shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of Pubco and Parent shall promptly notify the other Party and CBA upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party and CBA with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party and CBA of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of Pubco and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement, as applicable. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Pubco and Parent, as applicable, shall cooperate with the other Party and CBA, and provide the other Party and CBA a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party and CBA. Pubco shall notify Parent and CBA, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and Pubco shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Pubco shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and Parent and CBA shall furnish all information concerning such Person and its equity holders as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the receipt of Pubco Stockholder Approval, any information relating to Pubco or Parent or any of their respective Affiliates, should be discovered by Pubco, Parent or CBA which, in the reasonable judgment of Pubco or CBA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Pubco and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Pubco and Parent. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c)    As promptly as practicable following the S-4 being declared effective, Pubco shall, in accordance with applicable Law and the Pubco Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining Pubco Stockholder Approval (and other matters that shall be submitted to the holders of Pubco Common Stock at such meeting); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. Pubco shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to its stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Except to the extent that the Pubco Board shall have effected a Pubco Adverse Recommendation Change as permitted by Section 7.6. Pubco shall, through the Pubco Board, recommend to its stockholders that they provide the Pubco Stockholder Approval, include the Pubco Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, Pubco has not received proxies representing a sufficient number of shares of Pubco Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, Pubco shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) or (ii) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if Pubco shall have received proxies in respect of an aggregate number of shares of Pubco Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

(d)    Prior to the Effective Time, each of Parent, Pubco and CBA shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Class A Common Stock and Parent Class B Common Stock (including derivative securities with respect to such Parent Class A Common Stock and Parent Class B Common Stock) resulting from the transactions contemplated by this Agreement or disposition of Pubco Common Stock by each Person who will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.2    Interim Operating Covenants

(a)    CBA covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except as required by applicable Law or any Governmental Entity, or as otherwise contemplated by the terms of this Agreement (including Section 7.13 and Section 7.14 hereof), it shall use commercially reasonable efforts to conduct its business, and cause each Subsidiary to conduct its business, in the ordinary course. Without limiting the foregoing, CBA shall not, nor permit any Subsidiary to, take any of the following actions (the “Interim Period Restricted Actions”), without Pubco’s prior written consent:

(1)    implement or adopt any material change in its material accounting principles, practices or methods, other than as may be required by Law or applicable accounting requirements;

(2)    terminate, enter into, establish, adopt, or materially amend any CBA Plan or employment agreement, or materially increase the compensation of any Employee, other than, in any such case, (w) as would not result in liability to CBA following the Closing, (x) in the Ordinary Course of Business, or (y) as required by any CBA Plan or employment agreement in effect as of the date hereof;

(3)    accept any assignment or transfer of any assets or liabilities from any Person, including CBA Member, except those set forth on Schedule 7.2(a)(3);

(4)    acquire (by merger or stock or asset purchase or otherwise) any corporation, partnership, other business organization or any material business or division thereof;

(5)    amend the CBA Organizational Documents or any other organization documents thereof;

(6)    issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto, other than pursuant to the exercise or conversion of any options, warrants, convertible securities or other rights that are outstanding on the date hereof;

(7)    adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto;

(8)    make any change in its material Tax elections or accounting methods, or enter into any closing agreement, settlement or compromise of any claim or assessment, in each case in respect of material Taxes, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(9)    (i) make any investment in any Person (other than in money market funds, cash equivalents or Fund Investments), or (ii) incur any expenses outside the Ordinary Course of Business greater than one hundred thousand dollars ($100,000) individually or two hundred fifty thousand dollars ($250,000) in the aggregate (other than expenses incurred in connection with the consummation (or in preparation of the consummation) of the Merger and the other transactions contemplated by this Agreement and the other Ancillary Agreements);

(10)    transfer any of its material assets, other than transactions in the Ordinary Course of Business; or

(11)    enter into any Contract with respect to any of the foregoing.

(b)    Pubco covenants and agrees that, during the Interim Period, except as required by applicable Law or any Governmental Entity, or as otherwise contemplated hereby, it shall use commercially reasonable efforts to conduct its business, and cause each Subsidiary to conduct its business, in the ordinary course. Without limiting the foregoing, Pubco shall not, nor permit any Subsidiary to, take any of the Interim Period Restricted Actions, mutatis mutandis without CBA’s prior written consent; provided, that during the Interim Period, Pubco shall be permitted to pay the fees and bonus amounts to the individuals in each case as set forth in Schedule 7.2(b); provided, further, for purposes of this Section 7.2(b), Fund Investments shall mean investments by a Pubco Company in a Public Fund.

Section 7.3    Indemnification, Exculpation and Insurance

(a)    The provisions of the CBA Organizational Documents and the Pubco Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of CBA or Pubco, as applicable, that are presently set forth therein shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of CBA or Pubco, unless such modification is required by applicable Law.

(b)    From and after the Effective Time, Parent and Pubco shall maintain directors’ and officers’ liability insurance policies, in form satisfactory to CBA Member, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent.

(c)    In the event Parent, Pubco or CBA, or its or their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, Pubco or CBA shall succeed to the obligations set forth in this Section 7.3.

Section 7.4    Resale Registration Statement

(a)    Parent shall prepare and file or cause to be prepared and filed with the SEC, as soon as practicable following the Closing Date (but in no event later than thirty (30) days following the Closing Date), a Registration Statement for an offering to be made on a continuous basis, pursuant to Rule 415 of the Securities Act or any successor thereto, registering the resale from time to time by CBA Member, its Affiliates (as defined in the Stockholder Agreement), such Affiliates of Parent set forth on Schedule 7.4(a), and any other Person who executes an Additional Purchase Subscription Agreement pursuant to Section 7.9 named as “selling shareholders” therein (collectively, the “Holders”) of all of the CBA Closing Consideration and Pubco Shareholder Issuance, and all shares of Parent Class A Common Stock acquired by the CBA Member, its Affiliates (as defined in the Stockholder Agreement), such Affiliates of Parent set forth on Schedule 7.4(a), and any other Person who executes an Additional Purchase Subscription Agreement pursuant to Section 7.9 (the “Resale Shelf Registration Statement” and any CBA Closing Consideration or Pubco Shareholder Issuance so registered, the “Registrable Shares”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by Parent at such time, on Form S-1 or another appropriate form permitting Registration of such CBA Closing Consideration and Pubco Shareholder Issuance for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter Parent becomes eligible to use Form S-3 for secondary sales, Parent shall use commercially reasonable efforts to cause such Resale Shelf Registration Statement to be amended by post-effective amendment as promptly as practicable, such that the Resale Shelf Registration Statement shall be on Form S-3. Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing but no later than the earlier of (i) 180 days following the Closing Date and (ii) the tenth (10th) Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review and shall provide prompt notice to the Holders of such effectiveness; provided, however, that Parent’s obligations to include the Registrable Shares held by the Holders in the Resale Shelf Registration Statement are contingent upon the Holders timely furnishing in writing to Parent such information regarding the Holders, the securities of Parent to be held by the Holders and the intended method of disposition of the Registrable Shares as shall be reasonably requested by the Parent to effect the registration of the Registrable Shares, and the Holders shall execute such documents in connection with such registration as Parent may reasonably request that are customary of a selling stockholder in similar situations.

(b)    CBA Member agrees to comply with all applicable federal and state securities Laws in connection with the resale of Registrable Shares pursuant to the Resale Shelf Registration Statement. Parent shall notify CBA Member promptly upon discovery that the Resale Shelf Registration Statement or any supplement to any prospectus forming a part of the Resale Shelf Registration Statement contains a Material Misstatement and shall use commercially reasonable efforts to supplement or amend such prospectus as promptly as practicable so that such prospectus will not contain such Material Misstatement and shall provide a copy of such supplemented or amended prospectus to CBA Member as promptly as practicable, but no later than one (1) Business Day following the filing thereof with the SEC. Upon being notified by Parent of any Material Misstatement, CBA Member shall refrain from selling any Registrable Shares pursuant to the Resale Shelf Registration Statement until such holder receives from Parent copies of a supplemented or amended prospectus prepared and filed by Parent, or until Parent notifies such holders in writing that the then current prospectus may be used.

(c)    Following declaration of the effectiveness of the Resale Shelf Registration Statement, Parent shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective until such time as all Registrable Shares covered by such Resale Shelf Registration Statement (i) have been sold (whether pursuant to such Resale Shelf Registration Statement or otherwise) or (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions (such period, the “Registration Period”).

(d)    From the date of this Agreement until the end of the Registration Period, Parent shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act.

Section 7.5    Access to Information; Confidentiality.

(a)    During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.5(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.5(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the Ordinary Course of Business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege). The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.5(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b)    From and after the date hereof, each of the Parties shall, and shall cause each of their respective Affiliates to, keep confidential the terms and existence of this Agreement and the Ancillary Agreements and the negotiations relating thereto and all documents and information obtained by a Party from another Party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain the regulatory approvals or third party consents or to satisfy third party notice obligations, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) to the extent required by applicable Law (including any filings required by the SEC), (iv) as made public prior to the date hereof by a Party not in violation of this Agreement, (v) CBA may disclose such information to each Public Fund Board, and (vi) without duplication of the foregoing, each of Pubco and CBA may disclose such information to such Person’s equity holders or Affiliates, and their respective Representatives, but subject to the prior receipt of an applicable confidentiality agreement.

(c)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is terminated prior to the Closing, then the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(d)    So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, (a) the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning this Agreement and the transactions contemplated hereby are consistent with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 7.5(d); and (b) a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. Pubco and CBA agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed. Notwithstanding the foregoing, the restrictions set forth in this Section 7.5 shall not apply to any release, statement, announcement, or other disclosure made with respect to a Pubco Adverse Recommendation Change issued or made in compliance with Section 7.6(b), or any other disclosures issued or made in compliance with Section 7.5(d).

Section 7.6    No Solicitation.

(a)    Takeover Proposal. Pubco shall not, and shall cause its Subsidiaries and its or its Subsidiaries’ Representatives not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal, or, subject to Section 7.6(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Pubco or its Subsidiaries to, afford access to the business, properties, assets, books, or records of Pubco or its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal.

(b)    Superior Proposal. Notwithstanding Section 7.6(a), the Pubco Board, directly or indirectly through any Representative, may: (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Pubco Board believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; (ii) following receipt of and on account of a Superior Proposal, make a Pubco Adverse Recommendation Change, but in each case, only if the Pubco Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Pubco Board from disclosing to the Pubco Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if Pubco determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would be inconsistent with its fiduciary duties under applicable Law.

(c)    Appropriate Action; Consents; Filings. Upon the terms and subject to the conditions set forth in this Agreement, each Party shall and shall cause its respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in ARTICLE VIII to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Entity in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its Subsidiaries (including Subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(d)    In connection with and without limiting the foregoing, each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

(f)    Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(g)    Each Party shall give prompt notice to the other Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date (as defined below) or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(h)    Pubco shall give prompt notice to the other Parties of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Subsidiary, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pubco shall give CBA the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Pubco Companies and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without CBA’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(i)    Parent shall take all actions necessary to (a) cause the Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, the Merger Subs shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.7    Further Assurances

Subject to the terms and conditions of this Agreement, each Party shall, from time to time, execute such further instruments and take such other actions as any other Party shall reasonably request in order to fulfill its obligations under this Agreement or the Ancillary Agreements contemplated hereby, to effectuate the purposes of this Agreement and the Ancillary Agreements contemplated hereby and to provide for the orderly and efficient transition of the ownership of Pubco and CBA to Parent; provided, however, that any actions not specifically required by other provisions of this Agreement and the Ancillary Agreements contemplated hereby to be taken after the Closing shall be at the expense of the Party requesting that such action be taken.

Section 7.8    Employee Benefits.

(a)    For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause each Surviving Company to provide each Person set forth on Schedule 7.8 (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) and (B) cash incentive compensation opportunity (including bonuses and commissions), in each case in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time and (ii) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee as of immediately prior to the Effective Time.

(b)    Parent shall, or shall cause each Surviving Company to, ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with, as applicable CBA or Pubco (or predecessor employers to the extent CBA or Pubco provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or such Surviving Company, as applicable, in which such employees become participants; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause each Surviving Company to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable CBA Plan or Pubco Plan, as applicable, as of the Effective Time and shall not be subject to accrual limits or forfeiture.

(c)    From and after the Effective Time, with respect to each benefit plan maintained by Parent or a Surviving Company that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent or the Surviving Company shall use commercially reasonable efforts to cause each such Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding CBA Plan or Pubco Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Welfare Plan; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable CBA Plan.

(d)    Nothing in this Section 7.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular CBA Plan or Pubco Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent or the Surviving Companies, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Surviving Companies under any benefit plan which Parent or the Surviving Companies may maintain.

Section 7.9    Post-Closing Purchase of Parent Shares

No later than five (5) trading days following the Closing Date, CBA Member, or its designee(s), shall enter into a short-form securities purchase agreement, substantially in the form of Exhibit G hereto (the “Additional Purchase Subscription Agreement”), pursuant to which CBA Member (and/or such designee(s)) shall subscribe and purchase from Parent, and Parent shall issue and sell to CBA Member (and/or such designee(s)), an aggregate one hundred thousand (100,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions‐ between the Closing and the date of such purchase), at a price per Parent Class A Common Stock equal to the lesser of (a) Eight Dollars ($8.00) and (b) the VWAP on the Closing Date. Following the close of trading on the Business Day immediately preceding the Closing Date, the Parties shall determine and mutually agree upon the VWAP. Additionally, (i) CBA Member, or its designee(s), shall have the right, but not the obligation, by delivering to Parent a partially executed Additional Purchase Subscription Agreement no later than five (5) trading days following the Closing Date, to elect to purchase up to two hundred fifty thousand (250,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions between the Closing and the date of such purchase), and (ii) each employee, officer or director of Pubco (as of immediately prior to the Closing), as approved by the Pubco Board prior to Closing, shall have the right, but not the obligation, by delivering to Parent a partially executed Additional Purchase Subscription Agreement, no later than five (5) trading days following the Closing Date, to elect to purchase up to fifty-five thousand (55,000) shares of Parent Class A Common Stock (such number subject to appropriate adjustment for any stock dividends, stock splits or other similar transactions between the Closing and the date of such purchase), in each case at a price per share of Parent Class A Common Stock equal to the lesser of (1) Eight Dollars ($8.00) and (2) the VWAP on the Closing Date.

Section 7.10    Parent Certificate of Incorporation

Parent hereby covenants and agrees that, at Closing, Parent’s (a) Certificate of Incorporation shall be amended and restated in the form attached hereto as Exhibit H-1 (the “A&R Certificate of Incorporation”), and (b) Bylaws shall be amended and restated in the form attached hereto as Exhibit H-2 (the “A&R Bylaws”). Following the Closing Date, Parent shall not allow an amendment or modification to Section 4.06 of the A&R Certificate of Incorporation without the approval of a majority of Parent’s Board of Directors, which shall include the affirmative vote of David Sherman (if and to the extent he is a member of Parent’s Board of Directors) for so long as the Principal Stockholder and its Affiliates (each as defined in the Stockholder Agreement and Section 6.01 of the A&R Certificate of Incorporation, respectively) directly or indirectly owns more than five percent (5%) of the then issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock. Following the Closing Date, Parent shall not allow an issuance of equity of Parent Class A Common Stock, Class B Common Stock, or warrants, rights, or options to purchase securities of Parent that would dilute CBA Member below twenty-five percent (25%) of the issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock without the approval of a majority of Parent’s Board of Directors, which shall include the affirmative vote of David Sherman (if and to the extent he is a member of Parent’s Board of Directors) for so long as the Principal Stockholder and its Affiliates (each as defined in the Stockholder Agreement and Section 6.01 of the A&R Certificate of Incorporation, respectively) directly or indirectly owns more than five percent (5%) of the then issued and outstanding aggregate shares of Parent Class A Common Stock and Parent Class B Common Stock.

Section 7.11    eBuild Ventures, LLC

At Closing, concurrently with the consummation of the Merger, in consideration of the transactions contemplated hereby, CBA Member will assign and transfer all of the issued and outstanding equity of eBuild Ventures, LLC (which will, following the assignment of the assets listed in Section 4 of Schedule 7.2(a)(3), own all assets exclusively related to the SPACObserver.com business, among other things) to Parent.

Section 7.12    FINRA Notification; Delisting; Investment Advisory Services

(a)    Pubco shall prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notification”) in accordance with FINRA Rule 6490 with the Financial Industry Regulatory Authority (“FINRA”) regarding the Merger and the other corporate actions to be taken by Pubco as contemplated hereunder and pay to FINRA the fee therefor. The FINRA Notification shall be filed no later than ten (10) days prior to the date of the Stockholders Meeting. Each of the other Parties shall furnish all information reasonably requested by Pubco, and provide such other assistance as Pubco reasonable requests, in connection with the preparation and filing of the FINRA Notification and in connection with any responses to comments or inquiries made by FINRA with regard to the FINRA Notification. In the event of a deficiency determination by FINRA pursuant to FINRA Rule 6490(d)(3), PubCo shall promptly commence and diligently pursue an appeal of such determination in accordance with FINRA Rule 6490(e) and shall make any reasonable changes to the FINRA Notification that may be required in connection with a successful appeal. Each of the other Parties shall furnish all information reasonably requested by Pubco and provide such other assistance as Pubco reasonable requests, in connection with such appeal.

(b)    Prior to the Closing, Pubco shall use its commercially reasonable efforts to (a) remove the Pubco Common Stock from the OTCQB Marketplace, and (b) cause Pubco’s ticker symbol to cease being quoted on the OTCQB Marketplace (collectively, the “Delisting”), in each case effective as of the Closing. Each of the other Parties shall provide such assistance as may be reasonably requested by Pubco in connection with the Delisting.

(c)    If and to the extent, after the date hereof, Pubco or any Subsidiary thereof becomes required (as reasonably determined by the CBA Member upon advice of its regular funds counsel (or any replacement thereof) and following consultation with Pubco (provided, in the event of a disagreement with Pubco with respect to the foregoing, the advice of CBA Member’s counsel shall control) to be registered as an investment adviser under applicable Law (including, without limitation, the Investment Advisers Act and any other comparable Law in any jurisdiction in which Pubco and/or any Subsidiary thereof operates, or any rules promulgated by any Governmental Entity with respect to providers of Investment Advisory Services) as a result of services it renders pursuant to a Contract then in effect to which it is a party (each a “Fund Services Agreement”), Pubco or such Subsidiary shall use its reasonable best efforts to amend such Fund Services Agreement so as to remove the obligation to provide any service which requires Pubco or such Subsidiary to be registered as an investment adviser under applicable Law.

Section 7.13    Side Letter to Lease

Prior to Closing, CBA and CBA Member shall use commercially reasonable efforts to enter into a Side Letter to that certain Lease Agreement made as of November 23, 2018 between EPN Enterprises, Inc., as landlord, and CBA Member, as tenant, as hereafter may be amended and/or assigned, on the terms set forth in Exhibit J hereto.

Section 7.14    Employment Agreement Amendments

On or prior to Closing, CBA and CBA Member shall use commercially reasonable efforts to cause each current employee of CBA Member set forth on Schedule 7.8 (other than David Sherman) to execute and deliver to CBA an Employment Agreement Amendment and Assignment and Assumption Agreement and an Offer of Engagement Letter, in each case substantially in the forms attached hereto as Exhibit K.

ARTICLE VIII
    CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger

(a)    Stockholder Approval. The Pubco Stockholder Approval shall have been obtained in accordance with applicable Law and the Pubco Governing Documents.

(b)    No Injunctions or Restraints. No Order issued by any Governmental Entity of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    Form S‑4. The Form S‑4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S‑4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(d)    FINRA Approval. FINRA shall not have provided written notice to PubCo in accordance with FINRA Rule 6490(d)(4) that the FINRA Notification is deficient, or if FINRA has so notified PubCo, either (i) such notification has been withdrawn by FINRA or (ii) a FINRA subcommittee has determined that the FINRA Notification (or any appropriate amendment thereto) should be processed by FINRA, and Pubco shall have received all FINRA approvals necessary for the quoting of Parent Class A Common Stock on the over-the-counter (OTC) market.

(e)    OTC Market. The Parent Class A Common Stock shall be quoted on the over-the-counter (OTC) market.

Section 8.2    Conditions to Pubco’s Obligation to Effect the Merger

The obligations of Pubco to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by Pubco, at or prior to the Effective Time, of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capitalization), Section 4.4 (Authority), Section 4.14 (Taxes), Section 4.19 (Related Party Transactions), Section 4.20 (Brokers), Section 6.1 (Organization, Standing and Power), Section 6.2 (Capital Stock), Section 6.4 (Authority) and Section 6.7 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (ii) each of the other representations and warranties of CBA contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CBA Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CBA Material Adverse Effect.

(b)    Performance of Covenants and Obligations of CBA. CBA shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)    Absence of Material Adverse Effect. On the Closing Date, no circumstance shall exist that constitutes a CBA Material Adverse Effect.

(d)    Closing Deliveries. Unless waived in writing by Pubco, CBA shall have delivered, at or before the Closing, to Pubco and Parent, the following documents, each of which shall be in full force and effect at Closing:

(1)    the certificate of merger for the Second Merger, duly executed by Second Merger Sub and CBA;

(2)    evidence in a form reasonably satisfactory to Pubco that the consents, approvals, waivers and notices set forth on Schedule 8.2(d) shall have been obtained or given, as applicable;

(3)    a certificate of an authorized officer of CBA certifying that (i) attached thereto are true and complete copies of all resolutions adopted by the Manager of CBA authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which CBA is a party and the consummation of the transactions contemplated hereby and thereby, and (ii) all such resolutions are in full force and effect and are all the resolutions adopted by the Manager in connection with the transactions contemplated hereby;

(4)    a certificate of an authorized officer of CBA certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied;

(5)    the Certificate of Formation of CBA, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Delaware and a good standing certificate from the secretary of state of the state of Delaware, dated within ten (10) Business Days of Closing;

(6)    a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i), dated as of the Closing Date and executed by CBA, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of CBA after the Closing, and a certification that the CBA Equity Interests are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to Pubco), in each case, validly executed by a duly authorized officer of CBA;

(7)    the Cohanzick Services Agreement, duly executed by CBA Member and CBA;

(8)    the Stockholder Agreement, duly executed by CBA Member;

(9)    the Voting Agreement, duly executed by Parent and the shareholders set forth on Schedule 1.1; and

(10)    the Registration Rights Agreement, duly executed by CBA Member.

Section 8.3    Conditions to CBA’s Obligation to Effect the Merger

The obligations of CBA to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CBA, at or prior to the Effective Time, of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Pubco contained in Section 5.1 (Organization, Standing and Power), Section 5.2 (Capitalization), Section 5.4 (Authority), Section 5.14 (Taxes), Section 5.19 (Related Party Transactions), and Section 5.21 (Brokers), and Parent contained in Section 6.1 (Organization, Standing and Power) Section 6.2 (Capital Stock), Section 6.4 (Authority) and Section 6.7 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (ii) each of the other representations and warranties of Pubco and Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Pubco Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Pubco Material Adverse Effect.

(b)    Performance of Covenants and Obligations of Pubco and Parent. Pubco and Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)    Absence of Material Adverse Effect. On the Closing Date, no circumstance shall exist that constitutes a Pubco Material Adverse Effect.

(d)    Closing Deliveries. Unless waived in writing by CBA, Pubco and Parent shall have delivered, at or before the Closing, to CBA, the following documents, each of which shall be in full force and effect at Closing:

(1)    the certificate of merger for the First Merger, duly executed by First Merger Sub and Pubco;

(2)    evidence in a form reasonably satisfactory to CBA that the consents, approvals, waivers and notices set forth on Schedule 8.3(d) shall have been obtained or given, as applicable;

(3)    a certificate of the secretary of Pubco certifying that attached thereto are true and complete copies of all resolutions adopted by the Pubco Board authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which Pubco is a party and the consummation of the transactions contemplated hereby and thereby, including the Pubco Recommendation, and all such resolutions are in full force and effect and are all the resolutions adopted by the Pubco Board in connection with the transactions contemplated hereby;

(4)    a certificate of the secretary of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the other transaction documents to which Parent is a party and the consummation of the transactions contemplated hereby and thereby, and all such resolutions are in full force and effect and are all the resolutions adopted by the Board of Directors of Parent in connection with the transactions contemplated hereby;

(5)    a certificate of the secretary of Pubco certifying that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied;

(6)    the Articles of Incorporation of Pubco, certified within ten (10) Business Days prior to Closing by the secretary of state of the state of Nevada, and a good standing certificate from the secretary of state of the state of Nevada, dated within ten (10) Business Days of Closing;

(7)    the Stockholder Agreement, duly executed by Parent;

(8)    the Voting Agreement, duly executed by Parent and the shareholders set forth on Schedule 1.1;

(9)    the A&R Certificate of Incorporation, duly executed by Parent and filed with the Delaware Secretary of State, and the A&R Bylaws, each of which shall have been adopted by Parent’s Board of Directors;

(10)    a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations § 1.897-2(h)(2), dated as of the Closing Date and executed by Pubco, together with written authorization for the Parent to deliver such notice to the Internal Revenue Service on behalf of Pubco after the Closing, and a certification that the shares of Pubco Common Stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (in a form reasonably acceptable to CBA for purposes of satisfying the Parent’s obligations under Treasury Regulations § 1.1445-2(c)(3)), in each case, validly executed by a duly authorized officer of Pubco;

(11)    Pubco and its Subsidiaries shall have delivered evidence reasonably satisfactory to CBA that they own (or otherwise possess) no more than four and 99/100 percent (4.99%) of the voting interest, and no more than forty-nine and 99/100 percent (49.99%) of the economic interest, in and to Bonhoeffer Fund, L.P.; provided, however, that if, after using its reasonable best efforts Pubco reasonably and in good faith determines that this Section 8.3(d)(11) cannot be achieved, (x) it shall notify CBA Member of such fact in writing, (y) upon receipt of such written notification by CBA, the condition to closing described in this paragraph shall be deemed satisfied, and (z) CBA Member shall purchase, at the Closing, all of Willow Oak Asset Management, LLC’s membership interest in Bonhoeffer Capital Management, LLC for a purchase price equal to twenty five thousand dollars ($25,000) in cash (provided, that Willow Oak Asset Management, LLC shall have the continued right to receive forty five percent (45%) of the economic interest held by Bonhoeffer Capital Management, LLC in Bonhoeffer Fund, L.P.), and in connection with any such purchase, Pubco shall agree to indemnify and defend CBA Member for any third party claims arising from actions taken by Pubco or its Subsidiaries in connection with Bonhoeffer Fund, L.P. prior to the consummation of such purchase; and

(12)    Each director and officer of Pubco as of immediately prior to the Effective Time shall have delivered a duly executed resignation substantially in the form of Exhibit I hereto.

Section 8.4    Frustration of Closing Conditions

No Party may rely, as a basis for not consummating the transactions contemplated by this Agreement, on the failure of any condition to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX
    TERMINATION

Section 9.1    Termination

This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)    by mutual written consent of each of Pubco and CBA;

(b)    by Pubco or CBA, by giving written notice of such termination to the other Party, on or after June 30, 2022 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(b) at any time during which such Party is in material breach of its covenants in this Agreement;

(c)    by Pubco or CBA, if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger is taken; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(d)    by Pubco or CBA, if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(e)    by Pubco, if there has been a material violation or breach by CBA of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or of any covenant or agreement contained in this Agreement which, in either case, would prevent the satisfaction of or result in the failure of any condition to the obligations of Pubco at the Closing and such violation or breach has not been waived by Pubco or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured prior to the earlier to occur of (x) thirty (30) days after receipt by CBA of written notice of such breach from Pubco and (y) the Outside Date; provided, however, Pubco may not terminate this Agreement pursuant to this Section 9.1(e) at any time during which Pubco is in material breach of this Agreement;

(f)    by CBA, if there has been a material violation or breach by Pubco or Parent of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date hereof) or of any covenant or agreement contained in this Agreement which would, in either case, prevent the satisfaction of or result in the failure of any condition to the obligations of CBA at the Closing and such violation or breach has not been waived by CBA or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Pubco or Parent, as applicable, prior to the earlier to occur of (x) thirty (30) days after receipt by Pubco or Parent, as applicable, of written notice of such breach from CBA or (y) the Outside Date; provided, however, that CBA may not terminate this Agreement pursuant to this Section 9.1(g) at any time during which CBA is in material breach of this Agreement; or

(g)    by Pubco or CBA, if a Pubco Adverse Recommendation Change shall have occurred.

Section 9.2    Effect of Termination

In the event of the termination of this Agreement in accordance with Section 9.1 this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective Affiliates, or their respective directors, officers, shareholders partners, members, attorneys, accountants, agents, representatives or employees or their heirs, successors and permitted assigns, except for the obligations of the Parties contained in Section 7.5(c), this Section 9.2 and ARTICLE XI (and any related definitional provisions set forth herein) (which provisions shall survive the termination of this Agreement), and except that nothing in this Section 9.2 shall relieve any Party from liability for any willful breach of this Agreement that arose prior to such termination; provided, that in the event of a termination of this Agreement pursuant to Section 9.1(g), then Pubco shall pay to CBA (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to One Million Dollars ($1,000,000).

ARTICLE X
    TAX MATTERS

Section 10.1    Tax Matters.

(a)    Transfer Taxes. All federal, state, local, foreign transfer, documentary stamp, registration, sales, use or similar Taxes, fees or expenses (“Transfer Taxes”) applicable to, imposed upon or arising out of any transaction contemplated by this Agreement shall be borne solely by Parent. Parent shall file any Tax Return and other documentation in connection with such Transfer Taxes, and, if required by applicable Law, each other Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    Cooperation. With respect to any Pre-Closing Tax Period, the Parties shall provide each other such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other Action in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, which any such Party may possess.

(c)    Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(i)    in the case of Taxes (x) based upon, or related to, income, receipts, profits, wages, capital or net worth, (y) imposed in connection with the sale, transfer or assignment of property, or (z) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d)    Intended Tax Treatment. The Parties intend that the First Merger and Second Merger, taken together, will be treated for U.S. federal and applicable state income tax purposes as (a) a contribution by the Pubco Shareholders to Parent of all of the shares of Pubco Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares), and (b) a contribution by the CBA Member to Parent of all of the membership interest of CBA issued and outstanding immediately prior to the Effective Time, in each case in exchange for shares of Parent Class A Common Stock in a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties will (and will cause its Affiliates to) (i) use its commercially reasonable efforts to cause the First Merger and the Second Merger to constitute a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action that could reasonably be expected to prevent or impede the First Merger or the Second Merger from qualifying for the Intended Tax Treatment. In furtherance and not in limitation of the foregoing, each of the Parties and their respective Affiliates shall, unless otherwise required by applicable Law, (A) file all Tax Returns consistent with the Intended Tax Treatment (including attaching any required statements described in Treasury Regulations Section 1.351-3 on or with such Party’s U.S. federal income Tax Returns for the taxable year that includes the First Merger and the Second Merger), and (B) take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless required by a “determination” as defined in Section 1313 of the Code. In addition, each Party shall promptly notify all other Parties if it knows or has reason to believe that the First Merger and the Second Merger may not qualify for the Intended Tax Treatment (and the Parties shall cooperate to promptly determine whether the terms of this Agreement could be reasonably amended in order to facilitate the qualification of the First Merger and the Second Merger for the Intended Tax Treatment).

ARTICLE XI
    GENERAL PROVISIONS

Section 11.1    Amendment or Supplement

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 11.2    Waiver

The Parties may, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 11.3    Fees and Expenses

Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided in this Agreement or the Transaction Expense Letter, Pubco will bear its own fees, costs and expenses and those of Parent and the Merger Subs, and CBA will bear its own fees, costs and expenses, which for the avoidance of doubt, shall constitute Transaction Expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including legal, accounting and other professional fees). Notwithstanding the foregoing, if the Closing occurs, (a) Pubco shall bear the cost of preparing the Year End CBA Financial Statements, and (b) all of the expenses incurred by any Party in connection with any registration of Registrable Shares pursuant to ARTICLE VII, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of any Party’s outside counsel, and independent accountants shall be paid by Pubco; provided, Pubco shall not be responsible for any selling expenses of CBA Member (including any broker’s fees or commissions) or fees or expenses of independent accountants of CBA Member in connection with the Resale Shelf Registration Statement. For clarity, nothing in this Section 11.3 shall limit any Person’s rights under the Transaction Expense Letter. In the event of a conflict between this Agreement and the Transaction Expense Letter, the latter shall govern.

Section 11.4    Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)    if to Pubco, Parent or Merger Subs, to:

Enterprise Diversified, Inc.

1806 Summit Avenue, Suite 300

Richmond, Virginia 23230

Attention: Steven L. Kiel

Email: steven@endi-inc.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Nick Katsanos

Email: katsanos@sewkis.com

(ii)    if to CBA or CBA Member, to:

427 Bedford Road

Pleasantville, NY 10570

Attention: David K Sherman; Jonathan Barkoe

Phone: (914) 741-1515

Email: david@crossingbridge.com; jbarkoe@crossingbridge.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars, Suite 1600

Los Angeles, CA 90067

Attention: Linda Michaelson

Email: lmichaelson@sheppardmullin.com

Section 11.5    Interpretation

When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 11.6    Entire Agreement

This Agreement (including the Exhibits hereto), the Pubco Disclosure Letter, the CBA Disclosure Letter, the Confidentiality Agreement, and the Transaction Expense Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 11.7    No Third Party Beneficiaries

(a)    Except as set forth in Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b)    The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.8    Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9    Venue; WAIVER OF JURY TRIAL

Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, SUIT, ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF, (ii) THE TRANSACTIONS CONTEMPLATED HEREBY OR (iii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. EACH PARTY (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10    Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.11    Specific Performance

The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.12    Currency

All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.13    Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14    Survival

None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 11.4 does not limit any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 11.15    Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.16    Facsimile or .pdf Signature

This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.17    No Presumption Against Drafting Party

Each Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Enterprise Diversified, Inc. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Chairman
ENDI Corp. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Director
Zelda Merger Sub 1, Inc. By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Director
Zelda Merger Sub 2, LLC By: /s/ Steven L. Kiel Name: Steven L. Kiel Title: Authorized Person
CrossingBridge Advisors, LLC By: /s/ David K. Sherman Name: David K. Sherman Title: Sole Manager
Cohanzick Management, L.L.C. By: /s/ David K. Sherman Name: David K. Sherman Title: Managing Member

ANNEX A
DEFINITIONS

I.         Certain Definitions. For purposes of the Agreement to which this Annex A forms a part, the term:

“Advisory Agreement” means an investment advisory agreement or sub-advisory agreement entered into by CBA with a Client for the purpose of providing Investment Advisory Services to such Client.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Ancillary Agreements” means the Cohanzick Services Agreement, the Stockholder Agreement, the Voting Agreement, the Warrants, the Voting and Support Agreements and the Registration Rights Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“CARES Act” means collectively, the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time, including amendments thereto enacted by the Paycheck Protection Program and Health Care Enhancement Act and the Paycheck Protection Program Flexibility Act of 2020, and any current or future rules, regulations or official interpretations of any of the foregoing.

“CBA Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of CBA and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of CBA to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a CBA Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which CBA operates; (ii) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) the identity of, or the effects of any facts or circumstances relating to, Pubco or any of its Affiliates; (iv) any global health conditions, including any Contagion Event, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or guidance or other action by any Governmental Entity; (v) any changes or prospective changes in GAAP or in any Laws generally applicable to CBA in the interpretation thereof, including any Laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease; (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (vii) changes in the investment management services industry or the alternative asset management industry in general or (viii) a reduction in assets under management in and of itself due to the ordinary course purchase and sale of interests in the Public Funds, and not resulting from any action taken in breach of this Agreement; except, in the cases of clauses (i), (iv), (v), and (vii) to the extent such changes have had a disproportionate effect on CBA relative to other participants in the industries in which CBA operates.

“Client” means any client or customer of CBA for Investment Advisory Services.

“Closing Stock Issuance” means the Pubco Shareholder Issuance and the CBA Closing Stock Consideration.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Communications Laws” means (a) the Communications Act of 1934, as amended, (b) the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC and interpretations thereof by federal courts of competent jurisdiction, (c) the state statutes governing the communications industry, the rules, orders, regulations and other applicable requirements of any state public utilities commissions and (d) any other rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the U.S., states and territories and interpretations thereof by courts of competent jurisdiction, in each case, with jurisdiction over any of the services offered by the Pubco Companies.

“Contagion Event” means the outbreak of a contagious disease, epidemic or pandemic (including SARS-CoV-2, which causes coronavirus disease 2019).

“Covered Person” means, with respect to Pubco or Parent as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

“Encumbrance” means any mortgage, pledge, lien, conditional sale agreement, security title or other similar encumbrance.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any right, option or security convertible into, exchangeable or exercisable for shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, including economic or profits interests, and any rights, option or security convertible into, exchangeable or exercisable with respect thereto, and (c) with respect to any other Person, any other equity ownership in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the U.S. Federal Communications Commission.

“Government Shutdown” means any shutdown or material limiting of certain United States or foreign federal, state or local government services.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

“Indebtedness” of any Person means, with respect to any Person and without duplication, the aggregate amount of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures or bonds, bankers’ acceptance, or other similar securities or instruments the payment for which such Person is responsible, (iii) all liabilities of such Person under or pursuant to commitments by which such Person assures a creditor against loss (including, without limitation, reimbursement obligations of such Person under letters of credit, solely to the extent such letters of credit have been drawn), (iv) all liabilities of such Person under or pursuant to any conditional sales or other arrangements for the deferred purchase price of property or services (including any deferred pay-out or earn-out), as obligor or otherwise, (v) all liabilities of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized, (vi) all liabilities of such Person under any swap, hedging, derivative or similar transaction, (vii) cash overdrafts, regardless of balance sheet presentation (to the extent and in the amount not otherwise deducted in the calculation of cash (calculated in accordance with this Agreement)), (viii) all liabilities of such Person for guarantees of another Person in respect of liabilities of the type set forth in the foregoing clauses, (ix) all Liabilities in respect of profit-sharing, 401(k) matching and safe harbor contributions payable by Pubco or CBA with respect to all periods prior to the Closing, and (x) all liabilities of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the indebtedness described in the foregoing clauses (i) through (ix).

“Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable Law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information; and (v) any other proprietary or intellectual property rights of any kind or nature.

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other applicable Law.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge of CBA” means the actual knowledge of each of David Sherman, Jonathan Barkoe and John Conner, in each case, after due inquiry.

“Knowledge of Pubco” means the actual knowledge of each of Alea Kleinhammer, Jessica Greer and Steven Kiel, in each case, after due inquiry.

“Law” means any federal, state, local or foreign law, including common law, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Entity.

“Long-Term Payable” means the long-term payable described on Section 4.7 of the CBA Disclosure Letter.

“Material Misstatement” means, with respect to any Resale Shelf Registration Statement, an untrue statement of a material fact or an omission of any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Ordinary Course of Business” means any action taken that is consistent with past practice, events or happenings including as to, nature, scope, amount and frequency and is taken in the course of normal day-to-day operations, without any separate or special authorization.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity.

“Permitted Encumbrance” means, collectively, (i) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or, if due, are being contested in good faith and, in each case, for which specific and adequate accruals or reserves have been established on the most recent CBA Financial Statements or Pubco Financial Statements, as applicable, in accordance with GAAP; (ii) carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Encumbrances arising in the Ordinary Course of Business to which there is no default on the part of CBA or Pubco, as applicable, in connection therewith or that are being contested in good faith and for which specific and adequate accruals or reserves have been established on the most recent CBA Financial Statements or Pubco Financial Statements, as applicable, in accordance with GAAP; (iii) Encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) any interest or title of a lessor or sublessor, as lessor or sublessor, under any lease and any precautionary uniform commercial code financing statements filed under any operating lease; and (v) Encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or intended use of the assets subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“Pubco Adverse Recommendation Change” means the Pubco Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to CBA, the Pubco Recommendation; (b) failing to include the Pubco Recommendation in the Proxy Statement; (c) recommending a Takeover Proposal; (d) making any public statement inconsistent with the Pubco Recommendation; or (e) resolving or agreeing to take any of the foregoing actions.

“Pubco Board” means the Board of Directors of Pubco.

“Pubco Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Pubco and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Pubco, Parent or Merger Subs to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no result, occurrence, fact, change, event or effect resulting from any of the following shall constitute, or will be considered in determining whether there has occurred, a Pubco Material Adverse Effect: (i) any changes in (A) the United States or global economy generally or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally of the United States or any other country or jurisdiction in which Pubco operates; (ii) the negotiation, execution, announcement or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (iii) the identity of, or the effects of any facts or circumstances relating to, CBA or any of its Affiliates; (iv) any global health conditions, including any Contagion Event, any Government Shutdown, any declaration of martial law, quarantine or similar directive, guidance, policy or guidance or other action by any Governmental Entity; (v) any changes or prospective changes in GAAP or in any Laws generally applicable to Pubco in the interpretation thereof, including any Laws newly enacted for, relating to or arising out of efforts to address the spread of any global pandemic or infectious disease; (vi) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (vii) changes in the price or trading volume of Pubco Common Stock (it being understood that the facts giving rise or contributing to such changes may be deemed to constitute, or be taken into account in determining whether there is a Pubco Material Adverse Effect); except, in the cases of clauses (i), (iv) and (v), to the extent such changes have had a disproportionate effect on Pubco relative to other participants in the industries in which Pubco operates.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act, and (b) for which CBA acts as the sponsor, investment manager, investment adviser, sub-adviser, or in a similar capacity.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

“Stockholders Meeting” means the meeting of the holders of shares of Pubco Common Stock exclusively for the purpose of seeking the Pubco Stockholder Approval, including any postponement or adjournment thereof.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to Pubco (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be “more than 50%”) that the Pubco Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is more favorable to the holders of Pubco’s Common Stock than the transactions contemplated by this Agreement.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of Parent, Pubco or either Merger Sub being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby, including, but not limited to, Sections 78.378 through 78.3793 of the NRS.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of Pubco (but excluding sales of assets in the Ordinary Course of Business) equal to 15% or more of the fair market value of Pubco’s assets or to which 15% or more of Pubco’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Pubco; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Pubco; (d) merger, consolidation, other business combination, or similar transaction involving Pubco, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Pubco; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Pubco which, individually or in the aggregate, generates or constitutes 15% or more of the consolidated net revenues, net income, or assets of Pubco; or (f) any combination of the foregoing.

“Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Transaction Expense Letter” means that certain Letter Agreement dated July 31, 2021 by and between Pubco and CBA.

“Transaction Expenses” means, with respect to a Person: (i) all fees, costs and expenses (including fees, costs and expenses of attorneys, accountants, investment bankers and other representatives and consultants and any fees and expenses incurred in negotiations with any Person other than the Parent) incurred by such Person in connection with the consummation (or the preparation for the consummation) transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent remaining unpaid and outstanding on the Closing, (ii) any bonuses, severance arrangements, equity issuance, termination and change of control arrangements or other compensation and similar obligations or other liabilities (including any related employer payroll contributions or premiums) owed or payable to any Person by such Person on the Closing Date as a consequence of, in contemplation of or that will be triggered, either automatically or with the passage of time, in whole or in part by the execution or consummation of the transactions contemplated by this Agreement, (iii) any payroll, social security, unemployment or other Taxes or other amounts to be paid by such Person (i.e., the employer’s share of such Taxes) in connection with any payments made to any employee of such Person at the Closing (including amounts included in clause (ii)) and (iv) the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the rules and regulations promulgated under the Code from time to time.

“VWAP” means the average volume weighted Closing Prices of Pubco Common Stock for the sixty (60) trading day period ending on the Business Day immediately preceding the Closing Date, after removal of the highest and lowest trading days. For purposes of this definition: (a) “Closing Price” means on any particular date (i) the closing bid price or last sale price, as applicable, for a share of Pubco Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on the applicable date, or (ii) if the Pubco Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the sixty (60) trading days preceding such date of determination, or (iii) if the Pubco Common Stock is not then publicly traded, the fair market value of a share of Pubco Common Stock (as mutually determined by the board of directors of Parent or any authorized committee thereof and CBA Member, each acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period; and (b) “trading day” means a day on which Pubco Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, however, that in the event that the Pubco Common Stock is not traded or quoted as set forth in clause (i) or (ii) of this definition, then trading day shall mean any Business Day.

“Working Capital” means an amount equal to the current assets minus the current liabilities of CBA, as determined in accordance with GAAP; provided, however, that for purposes of calculating “Working Capital” hereunder, the current liabilities of CBA shall include the amount of the Long-Term Payable.

II.         Terms Defined Elsewhere. The following terms are defined elsewhere in the Agreement to which this Annex A forms a part, as indicated below:

A&R Certificate of Incorporation	Section 7.10
Action	Section 4.9
Additional Purchase Subscription Agreement	Section 7.9
Agreement	Preamble
CBA	Preamble
CBA Balance Sheet Date	Section 4.6(a)
CBA Closing Consideration	Section 3.1(b)
CBA Closing Stock Consideration	Section 3.1(b)
CBA Companies	Section 4.2(a)
CBA Company	Section 4.2(a)
CBA Disclosure Letter	ARTICLE IV
CBA Equity Interests	Section 4.2(a)
CBA Financial Statements	Section 4.6(a)
CBA Member	Preamble
CBA Organizational Documents	Section 4.1(b)
CBA Plans	Section 4.11(a)
CBA Registered IP	Section 4.17(a)
Closing	Section 2.4
Closing Date	Section 2.4
COBRA	Section 4.11(c)(iv)
Cohanzick Services Agreement	Recitals
Confidential Information	Section 7.5(b)
Continuing Employee	Section 7.8(a)
Contract	Section 4.5(a)
Delaware Secretary of State	Section 2.5
Delisting	Section 7.12(b)
DGCL	Recitals
Disqualifying Event	Section 5.2(b)
Dissenting Shares	Section 3.5

DLLCA	Recitals
Effective Time	Section 2.5
ERISA	Section 4.11(a)
Exchange Agent	Section 3.2(a)
Excluded Shares	Section 3.1(a)
FINRA	Section 7.12(a)
FINRA Notification	Section 7.12(a)
First Certificate of Merger	Section 2.5
First Merger	Recitals
First Merger Sub	Preamble
First Merger Surviving Company	Recitals
Form S-4	Section 7.1(a)
Fund Investments	Section 3.3
Fund Services Agreement	Section 7.12(c)
GAAP	Section 4.6(a)
Governmental Entity	Section 4.5(b)
Holders	Section 7.4(a)
Interim Period	7.2.1(a)
Interim Period Restricted Actions	7.2.1(a)
IT Systems	Section 4.17(e)
Material Contract	Section 4.14(a)
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Subs	Preamble
Nevada Secretary of State	Section 2.5
NRS	Recitals
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Class A Common Stock	Recitals
Parent Class A Common Stock Issuance	Section 6.4
Parent Class B Common Stock	Recitals
Parties	Preamble
Party	Preamble
Pension Plan	Section 4.11(b)
Permits	Section 4.10
Personal Information	Section 4.17(f)
Privacy Laws	Section 4.17(f)
Pubco	Preamble
Pubco Common Stock	Recitals
Pubco Companies	Section 5.1(b)
Pubco Company	Section 5.1(b)
Pubco Disclosure Letter	ARTICLE V
Pubco Equity Interests	Section 5.2(a)
Pubco Financial Statements	Section 5.6(b)
Pubco Governing Documents	Section 5.5(a)
Pubco Material Contract	Section 5.15

Pubco Organizational Documents	Section 5.1(b)
Pubco Plans	Section 5.11(a)
Pubco Recommendation	Recitals
Pubco Registered IP	Section 5.18(a)
Pubco SEC Documents	Section 5.6(a)
Pubco Shareholder Issuance	Section 3.1(a)
Pubco Stockholder Approval	Section 5.4(a)
Pubco Stockholders	Recitals
Registered Securities	Section 7.1(a)
Registrable Shares	Section 7.4(a)
Registration Period	Section 7.4(c)
Registration Rights Agreement	Recitals
Resale Shelf Registration Statement	Section 7.4(a)
Sarbanes-Oxley Act	Section 5.6(a)
Second Certificate of Merger	Section 2.5
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Surviving Company	Recitals
Stockholder Agreement	Recitals
Surviving Companies	Recitals
Surviving Company	Recitals
Tax Action	Section 4.13(d)
Transfer Taxes	Section 10.1(a)
Voting Agreement	Recitals
Warrants	Section 3.1(b)
WARN Act	Section 4.12(d)
Welfare Plan	Section 7.8(c)
Working Capital Amount	Section 3.3
Year End CBA Financial Statements	Section 4.6(a)

Exhibit A

Cohanzick Services Agreement

[Attached.]

Exhibit B

Stockholder Agreement

[Attached.]

Exhibit C

Voting Agreement

[Attached.]

Exhibit D

Registration Rights Agreement

[Attached.]

Exhibit E-1

Amended and Restated Certificate of Incorporation of Pubco

[Attached.]

Exhibit E-2

Amended and Restated Bylaws of Pubco

[Attached.]

Exhibit F-1

Form of W-1 Warrant

[Attached.]

Exhibit F-2

Form of W-2 Warrant

[Attached.]

Exhibit G

Additional Purchase Subscription Agreement

[Attached.]

Exhibit H-1

A&R Parent Certificate of Incorporation

[Attached.]

Exhibit H-2

A&R Parent Bylaws

[Attached.]

Exhibit I

Form of Director Resignation

[Attached.]

Exhibit J

Terms of Side Letter

[Attached.]

Exhibit K

Form of Assignment and Assumption of Employment Agreement and Offer Letter

[Attached.]